UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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PALO ALTO NETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

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PALO ALTO NETWORKS, INC.

3000 TANNERY WAY

SANTA CLARA, CALIFORNIA 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Pacific Standard Time on Friday, December 7, 2018

Dear Stockholders of Palo Alto Networks, Inc.:

The 2018 annual meeting of stockholders and any postponements, adjournments or continuations thereof (the “Annual Meeting”) of Palo Alto Networks, Inc., a Delaware corporation, will be held on Friday, December 7, 2018 at 10:00 a.m. Pacific Standard Time, at our headquarters, located at 3000 Tannery Way, Santa Clara, California 95054, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect three Class I directors named in the accompanying proxy statement to serve until our 2021 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2019;

3.	To approve, on an advisory basis, the compensation of our named executive officers;

4.	To approve, on an advisory basis, the frequency of holding future advisory votes on executive compensation; and

5.	To transact any and all such other business that may properly come before the Annual Meeting.

Our board of directors has fixed the close of business on October 15, 2018 as the record date for the Annual Meeting. Only stockholders of record on October 15, 2018 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about October 22, 2018, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented.

We appreciate your continued support of Palo Alto Networks, Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,

Nikesh Arora

Chairman and Chief Executive Officer

Santa Clara, California

October 22, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON DECEMBER 7, 2018:

THE NOTICE OF 2018 ANNUAL STOCKHOLDERS’ MEETING AND PROXY STATEMENT AND THE 2018 ANNUAL REPORT ON FORM 10-K, ARE AVAILABLE AT WWW.PROXYVOTE.COM.

PALO ALTO NETWORKS, INC.

PROXY STATEMENT

FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Pacific Standard Time on Friday, December 7, 2018

This proxy statement and your proxy card are furnished in connection with the solicitation of proxies by our board of directors for use in connection with the 2018 annual meeting of stockholders of Palo Alto Networks, Inc. (“Palo Alto Networks” or our “company”), a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Friday, December 7, 2018 at 10:00 a.m. Pacific Standard Time, at our headquarters, located at 3000 Tannery Way, Santa Clara, California 95054. A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about October 22, 2018 to all stockholders entitled to vote at the Annual Meeting. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	the election of three Class I directors to serve until our 2021 annual meeting of stockholders and until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2019;

•	a proposal to approve, on an advisory basis, the compensation of our named executive officers;

•	a proposal to approve, on an advisory basis, the frequency of holding future advisory votes on executive compensation; and

•	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR” the election of John M. Donovan, Mary Pat McCarthy, and Nir Zuk as Class I directors;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2019;

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and

•	For every “1 year” as the frequency of holding future advisory votes on executive compensation.

Who is entitled to vote?

Holders of our common stock as of the close of business on October 15, 2018 (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, 94,314,751 shares of our common stock were outstanding and entitled to vote. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the Record Date. Stockholders may not cumulate votes in the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker, bank, or other nominee’s procedures for obtaining a legal proxy and present your legal proxy at the Annual Meeting. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

Can I attend the Annual Meeting?

•

You may attend the Annual Meeting if you are a stockholder of record or a street name stockholder as of October 15, 2018. All stockholders must bring proof of identification, such as a driver’s license or passport, for admission to the Annual Meeting.

•	If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the Annual Meeting.

•

If you are a street name stockholder, you will be asked to provide proof of beneficial ownership as of the Record Date, such as a brokerage account statement, a copy of the Notice or voting instruction card provided by the broker, bank or other nominee that is the stockholder of record, or other similar evidence of beneficial ownership, as well as proof of identification, for admission. If you wish to be able to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of elections with your ballot at the Annual Meeting.

•

Registration will begin at 9:30 a.m. Pacific Standard Time on the date of the Annual Meeting. If you do not provide proof of identification and comply with the other procedures outlined above, you may not be admitted to the Annual Meeting.

•	Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

•	You may contact us at (408) 753-4000 for directions to the Annual Meeting.

How do I vote?

If you are a street name stockholder, there are four ways to vote:

•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 until 11:59 p.m. Eastern Standard Time, on December 6, 2018 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card so it is received prior to the Annual Meeting (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares live at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Corporate Secretary of Palo Alto Networks, in writing, at the address listed on the front page of this proxy statement; or

•	completing a written ballot at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote or revoke your proxy.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When a proxy card is properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If a proxy card is signed, but no specific instructions are given, the shares represented by such proxy card will be voted in accordance with the recommendations of our board of directors, as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares subject to proxies. If the Annual Meeting is adjourned, the proxy holders can vote your shares subject to proxies when the Annual Meeting is rescheduled, unless you have properly revoked your proxy instructions, as described above.

Why did I receive the Notice instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about October 22, 2018 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

What is a quorum?

A quorum is the minimum number of shares required to be present for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote shares held in street name on a particular matter in the absence of instructions from the beneficial owner of such shares (“broker non-vote”). See the section titled “How may my broker, bank or other nominee vote my shares if I fail to timely provide voting instructions?” The shares of our common stock subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or a broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How many votes are needed for approval of each proposal?

•

Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “for” such nominees are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

•

Proposal No. 2: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2019 requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as a vote “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal No. 3: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Although the advisory vote is non-binding, our board of directors values stockholders’ opinions. The compensation committee will review the results of the vote and, consistent with our record of stockholder responsiveness, consider stockholders’ concerns and take into account the outcome of the vote when considering future decisions concerning our executive compensation program.

•

Proposal No. 4: A plurality of the votes cast is required to determine, on an advisory basis, our stockholders’ preference regarding the frequency of holding future advisory votes on executive compensation. You may indicate whether you would prefer an advisory vote on executive compensation every “1 year,” “2 years” or “3 years”, or you may “abstain” from voting on the proposal. The frequency—one year, two years or three years—receiving the highest number of votes will be the frequency of holding future advisory votes on executive compensation recommended by our stockholders. Abstentions and broker non-votes will not affect the outcome of this proposal.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers, banks or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds your shares of our common stock. In addition to using the internet, our directors, officers and employees may solicit proxies in person and by mail, telephone, facsimile, or electronic transmission, for which they will not receive any additional compensation. We have retained Saratoga Proxy Consulting LLC to assist us in soliciting proxies for a fee of approximately $10,000, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies.

How may my broker, bank or other nominee vote my shares if I fail to timely provide voting instructions?

Brokerage firms, banks or other nominees holding shares of our common stock in street name for beneficial owners are generally required to vote such shares in the manner directed by the beneficial owner. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole “routine” matter, the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2019. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Palo Alto Networks or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our board of directors.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary voting results and will provide the final voting results in an amendment to the Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice, and if applicable, our proxy materials, to multiple stockholders who share the same address unless we receive contrary instructions from one or more of the stockholders sharing the same address. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate copies of the Notice, or if applicable, our proxy materials. Upon written or oral request, we will deliver promptly separate copies of the Notice and, if applicable, our proxy materials, to any stockholder at a shared address which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice or, if applicable, our proxy materials, stockholders may contact us at the following: Palo Alto Networks, Inc., Attention: Investor Relations, 3000 Tannery Way, Santa Clara, California 95054 or Tel: (408) 753-4000.

Stockholders who hold shares of our common stock in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2019 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than August 9, 2019. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Palo Alto Networks, Inc., Attention: Corporate Secretary, 3000 Tannery Way, Santa Clara, California 95054.

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our amended and restated bylaws. On September 12, 2018, we amended and restated our bylaws and to be timely for our 2019 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than the close of business August 9, 2019; and

•	not later than the close of business on September 8, 2019.

In the event that we hold our 2019 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Recommendation and Nomination of Director Candidates

You may recommend director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include, among other requirements, information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our board of directors, and should be directed to our Corporate Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders or a group of stockholders that wish to nominate one or more directors for election at an annual meeting of stockholders to submit such request pursuant to our company’s proxy access bylaw provision. To nominate a director, the stockholder must provide the information required by the proxy access provision of our amended and restated bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our business affairs are managed under the direction of our board of directors, which is currently composed of twelve members. Nine of our directors are independent within the meaning of the listing standards of the New York Stock Exchange (“NYSE”) and SEC rules and regulations. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Stanley J. Meresman, one of our Class I directors, informed us on September 19, 2018, that he is not standing for re-election at the Annual Meeting. We thank Mr. Meresman for his service to our company and board of directors.

The names and certain other information as of October 22, 2018 for each of the nominees for election as a director, for each of the continuing members of the board of directors and for Mr. Meresman are set forth below.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Nominees
John M. Donovan (1)	I	58	Director	2012	2018	2021
Mary Pat McCarthy (1)	I	63	Director	2016	2018	2021
Nir Zuk	I	47	Director and Chief Technology Officer	2005	2018	2021

Continuing Directors
Asheem Chandna (2) (3)	II	54	Director	2005	2019	—
James J. Goetz (2) (3)	II	52	Director	2005	2019	—
Mark D. McLaughlin	II	52	Vice Chairman	2011	2019	—
Sridhar Ramaswamy (3)	II	52	Director	2017	2019	—
Nikesh Arora	III	50	Chairman and Chief Executive Officer	2018	2020	—
Frank Calderoni (1)	III	61	Director	2016	2020	—
Carl Eschenbach (2) (3)	III	51	Director	2013	2020	—
Daniel J. Warmenhoven (2) (3) (4)	III	67	Director	2012	2020	—

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and corporate governance committee
(4)	Lead Independent Director

Nominees for Director

John M. Donovan has served as a member of our board of directors since September 2012. Mr. Donovan has worked at AT&T Inc., a provider of telecommunication services, since April 2008, first as Chief Technology Officer and currently as Chief Executive Officer—AT&T Communications. From November 2006 to April 2008, Mr. Donovan was Executive Vice President of Product, Sales, Marketing and Operations at Verisign. From

November 2000 to November 2006, Mr. Donovan served as Chairman and CEO of inCode Telecom Group Inc., a provider of strategy and consulting services to the telecommunications industry. Prior to joining inCode, Mr. Donovan was a Partner with Deloitte Consulting where he was the Americas industry practice director for telecommunications. Mr. Donovan holds a B.S. in Electrical Engineering from the University of Notre Dame and an M.B.A. from the University of Minnesota. Mr. Donovan was selected to serve on our board of directors because of his extensive experience in the telecommunications industry.

Mary Pat McCarthy has served as a member of our board of directors since October 2016. Ms. McCarthy, now retired, served as Vice Chair of KPMG LLP, the U.S. member firm of the global audit, tax and advisory services firm, until 2011 after attaining such position in 1998. She joined KPMG LLP in 1977 and became a partner in 1987. She held numerous senior leadership positions in the firm, including Executive Director of the KPMG Audit Committee Institute from 2008 to 2011, Leader of the KPMG Client Care Program from 2007 to 2008, U.S. Leader, Industries and Markets from 2005 to 2006, and Global Leader, Information, Communication and Entertainment Practice from 1998 to 2004. Ms. McCarthy also served on KPMG’s Management and Operations Committees. Ms. McCarthy earned a Bachelor of Science degree in Business Administration from Creighton University and completed the University of Pennsylvania Wharton School’s KPMG International Development Program. Ms. McCarthy serves as a director of Micron Technology, Inc., a producer of semiconductor devices and previously served on the board of directors of Mutual of Omaha, an insurance and banking company and Andeavor Corporation (formerly Tesoro Corporation), a global energy corporation. Ms. McCarthy was selected to serve on our board of directors due, in part, to her background as chairperson of the Audit Committee of each of Andeavor Corporation and Mutual of Omaha and her financial and accounting expertise from her prior extensive experience as the Vice Chair of KPMG LLP.

Nir Zuk is one of our founders and has served as our Chief Technology Officer and as a member of our board of directors since March 2005. From April 2004 to March 2005, Mr. Zuk was Chief Security Technologist at Juniper Networks, Inc., a supplier of network infrastructure products and services. From September 2002 until its acquisition by Juniper in April 2004, Mr. Zuk was Chief Technology Officer at NetScreen Technologies, Inc., a provider of ASIC-based Internet security systems. In December 1999, Mr. Zuk co-founded OneSecure, Inc., a provider of prevention and detection appliances, and was Chief Technical Officer until its acquisition by NetScreen in September 2002. From 1994 to 1999, Mr. Zuk served in several technical roles, including Principal Engineer at Check Point Software Technologies Ltd., an enterprise software security company. Mr. Zuk attended Tel Aviv University where he studied Mathematics. Mr. Zuk was selected to serve on our board of directors because of the perspective and experience he brings as one of our founders and as one of our largest stockholders, as well as his extensive experience with network security companies.

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the re-election of Ms. McCarthy and Messrs. Donovan and Zuk. We expect that each of Ms. McCarthy and Messrs. Donovan and Zuk will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card or when you vote by telephone or over the Internet. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your shares will not be voted on this matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

Nikesh Arora has served as the Chairman our board of directors and Chief Executive Officer since June 2018. Prior to joining us, from 2016 through 2018 Mr. Arora was an angel investor and from June 2016 through December 2017, Mr. Arora served as an advisor to SoftBank Group Corp., a multinational conglomerate company (“SoftBank”). From July 2015 through June 2016, Mr. Arora served as president and chief operating officer of SoftBank and from July 2014 through June 2015, Mr. Arora served as vice chairman and chief executive officer of SoftBank Internet and Media, a subsidiary of SoftBank. Prior to SoftBank, from December 2004 through July 2014, Mr. Arora held multiple senior leadership operating roles at Google, Inc., including serving as senior vice president and chief business officer, from January 2011 to June 2014. Mr. Arora also serves on the board of Compagnie Financiere Richemont S.A., a public Switzerland-based luxury goods holding company. Mr. Arora previously served on the boards of Sprint Corp., a communications services company, from November 2014 to June 2016, Colgate-Palmolive Company, a worldwide consumer products company focused on the production, distribution and provision of household, health care and personal care products, from March 2012 to September 2014, SoftBank from 2014 to 2016, and Yahoo! Japan, an internet company, from 2015 to 2016. Mr. Arora holds an M.S. in Business Administration from Northeastern University, an M.S. in Finance from Boston College, and a B.Tech in electrical engineering from the Institute of Technology at Banaras Hindu University. Mr. Arora was chosen to serve on our board of directors due to his extensive experience scaling technology businesses and executive leadership at leading edge technology companies.

Frank Calderoni has served as a member of our board of directors since February 2016. Since January 2017, Mr. Calderoni has served as President, Chief Executive Officer and a director of Anaplan, Inc., a planning and performance management platform. From June 2015 to January 2017, Mr. Calderoni served as Executive Vice President, Operations and Chief Financial Officer of Red Hat, Inc., a software company. From May 2004 to January 2015, Mr. Calderoni served in various positions at Cisco Systems, Inc., a multinational technology company, including as Executive Vice President and Chief Financial Officer. Mr. Calderoni currently serves on the board of directors of Adobe Systems Incorporated, a global software company, and has previously served on the board of directors of Nimble Storage, Inc., a data storage company. Mr. Calderoni holds a B.S. in Accounting and Finance from Fordham University and an M.B.A. from Pace University. Mr. Calderoni was selected to serve on our board of directors because of his extensive financial and accounting expertise from his current and prior experience as Chief Financial Officer of various public companies, a deep understanding of financial reporting rules and regulations as well as his extensive experience in the technology industry.

Asheem Chandna has served as a member of our board of directors since April 2005. Mr. Chandna has been a Partner at Greylock Partners, a venture capital firm, since September 2003, where he focuses on investments in enterprise IT, including security products. From April 2003 to June 2013, Mr. Chandna was a director of Imperva, Inc., a provider of cyber security solutions. From April 1996 to December 2002, Mr. Chandna was Vice President, Business Development and Product Management at Check Point Software. Mr. Chandna currently serves on the board of directors of a number of privately held companies. Mr. Chandna holds a B.S. in Electrical Engineering and an M.S. in Computer Engineering from Case Western Reserve University. Mr. Chandna was selected to serve on our board of directors because of his specific professional experience with Internet security products, his extensive background with enterprise IT companies, and his public and private company board experience.

Carl Eschenbach has served as a member of our board of directors since May 2013. Mr. Eschenbach has been a general partner at Sequoia Capital Operations, LLC, a venture capital firm, since April 2016. Prior to joining Sequoia Capital Operations, LLC, Mr. Eschenbach served as Chief Operating Officer and President of VMware, Inc. a provider of cloud and virtualization software and services a role he held from December 2012 to February 2016. Mr. Eschenbach previously served as VMware’s President and Chief Operating Officer from April 2012 to December 2012, as VMware’s Co-President, Customer Operations from January 2011 to

April 2012 and as VMware’s Executive Vice President of Worldwide Field Operations from May 2005 to January 2011. Prior to joining VMware in 2002, he was Vice President of North America Sales at Inktomi from 2000 to 2002. Mr. Eschenbach also held various sales management positions with 3Com Corporation, Lucent Technologies Inc. and EMC. Mr. Eschenbach also serves on the board of directors of Workday, Inc., an on-demand financial management and human capital management software vendor. Mr. Eschenbach was selected to serve on our board of directors because of his extensive experience in the technology industry and his previous public company management experience.

James J. Goetz has served as a member of our board of directors since April 2005. Mr. Goetz has been a managing member of Sequoia Capital Operations, LLC, a venture capital firm, since June 2004, where he focuses on cloud, mobile, and enterprise companies. Mr. Goetz currently serves on the board of directors of several privately held companies. Mr. Goetz has previously served on the boards of directors of Barracuda Networks, Inc., a data security and storage company from 2009 to 2017, Nimble Storage, Inc., a data storage company, from 2007 to 2017, Jive Software, Inc., a provider of social business software, from 2007 until 2015, and Ruckus Wireless, Inc., a manufacturer of wireless (Wi-Fi) networking equipment, from 2012 until 2015. Mr. Goetz holds an M.S. in Electrical Engineering with a concentration in Computer Networking from Stanford University and a B.S. in Electrical Engineering with a concentration in Computer Engineering from the University of Cincinnati. Mr. Goetz was selected to serve on our board of directors because of his deep experience with the venture capital industry and providing guidance and counsel to a wide variety of Internet and technology companies.

Mark D. McLaughlin has served as our Vice Chairman since June 2018, and has been a member of our board of our directors since August 2011. During that period, from April 2012 until June 2018 he served as Chairman of our board of directors. Mr. McLaughlin served as our Chief Executive Officer from August 2011 until June 2018 and also served as President from August 2011 through August 2016. From August 2009 through July 2011, Mr. McLaughlin served as President and Chief Executive Officer and as a director at VeriSign, Inc., a provider of Internet infrastructure services, and from January 2009 to August 2009, Mr. McLaughlin served as President and Chief Operating Officer at VeriSign. From February 2000 through November 2007, Mr. McLaughlin served in several roles at VeriSign, including as Executive Vice President, Products and Marketing. Prior to joining VeriSign, Mr. McLaughlin was Vice President, Sales and Business Development at Signio Inc., an Internet payments company acquired by VeriSign in February 2000. In January 2011, President Barack Obama appointed Mr. McLaughlin to serve on the President’s National Security Telecommunications Advisory Committee. Mr. McLaughlin currently serves on the board of directors of Qualcomm, Inc., a global semiconductor company that designs and markets wireless telecommunications products and services, and previously served on the board of directors of Opower, Inc., a provider of cloud based software to the utility industry. Mr. McLaughlin holds a B.S. from the U.S. Military Academy at West Point and a J.D. from Seattle University School of Law. Mr. McLaughlin was selected to serve on our board of directors because of the perspective and experience he brings as our former Chief Executive Officer and his extensive background in the technology industry.

Sridhar Ramaswamy has served as a member of our board of directors since August 2017. Mr. Ramaswamy has been a Venture Partner at Greylock Partners, a venture capital firm, since October 2018. Prior to joining Greylock Partners, from March 2013 until October 2018, Mr. Ramaswamy served as Senior Vice President Ads & Commerce at Google, Inc., a multinational technology company that specializes in internet-related services and products. From 2003 to March 2013, Mr. Ramaswamy served in various leadership roles in Google’s engineering group, including as Senior Vice President Engineering. Prior to joining Google, Mr. Ramaswamy served in engineering and other technical roles at E.piphany Inc., Bell Laboratories, Inc., and Telcordia Technologies, Inc. Mr. Ramaswamy holds a B.S. in Computer Science from the India Institute of Technology, Madras India and a M.S. and PhD in Computer Science from Brown University. Mr. Ramaswamy was selected to serve on our board of directors due, in part, to the depth of his technical engineering background and his extensive cloud and infrastructure expertise.

Daniel J. Warmenhoven has served as the Lead Independent Director of our board of directors since March 2012. From October 1994 to August 2009, Mr. Warmenhoven was Chief Executive Officer at NetApp, Inc., a provider of computer storage and data management, and on their board of directors as Executive Chairman from August 2009 through September 2014. Mr. Warmenhoven previously served on the board of directors of Aruba Networks, a vendor of data networking solutions. Mr. Warmenhoven holds a B.S. degree in Electrical Engineering from Princeton University. Mr. Warmenhoven was selected to serve on our board of directors because of his extensive experience in the technology industry and his public company management and board experience.

Non-Continuing Director

Stanley J. Meresman has served as a member of our board of directors since September 2014. Prior to that, Mr. Meresman was a Venture Partner with Technology Crossover Ventures, a private equity firm, from January 2004 to December 2004, and served as General Partner and Chief Operating Officer from November 2001 to December 2003. During the four years prior to joining Technology Crossover Ventures, Mr. Meresman was a private investor, board member and advisor to several technology companies. From May 1989 to May 1997, Mr. Meresman was the Senior Vice President and Chief Financial Officer of Silicon Graphics, Inc., a manufacturer of high-performance computing solutions. Prior to Silicon Graphics, he was Vice President of Finance and Administration and Chief Financial Officer of Cypress Semiconductor, a semiconductor company. Mr. Meresman currently serves on the board of directors of Snap, Inc., a camera and social media company, and several private companies. He previously served on the board of directors of LinkedIn Corporation, Zynga Inc., Meru Networks, Riverbed Technology, Inc. and Polycom, Inc. Mr. Meresman holds an M.B.A. from the Stanford Graduate School of Business and a B.S. in Industrial Engineering and Operations Research from the University of California, Berkeley. Mr. Meresman was selected to serve on our board of directors due, in part, to his background as chair of the audit committee of other public companies and his financial and accounting expertise from his prior extensive experience as Chief Financial Officer of two public NYSE-listed companies.

Director Independence

Our common stock is listed on the NYSE. Under the listing standards of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a material relationship with the listed company, either directly or indirectly, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the listing standards of the NYSE. In order to be considered independent for purposes of Rule 10A-3, a member of a listed company’s audit committee may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of the NYSE. In order for a member of a listed company’s compensation committee to be considered independent for purposes of the listing standards of the NYSE, the listed company’s board of directors must consider all factors specifically relevant to determining whether a director has a relationship to the listed company that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by the listed company to such director; and (2) whether such director is affiliated with the listed company, a subsidiary of the listed company, or an affiliate of a subsidiary of the listed company.

Our board of directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that Ms. McCarthy and each of Messrs. Calderoni, Chandna, Donovan, Eschenbach, Goetz, Meresman, Ramaswamy and Warmenhoven do not have a material relationship with our company, either directly or indirectly, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the NYSE. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Since the beginning of our last fiscal year through October 15, 2018, both directly and through our channel partners, we have sold an aggregate of approximately $29.7 million, $0.7 million and $0.2 million of products and services to AT&T Inc. (“AT&T”), Anaplan, Inc. (“Anaplan”) and Sequoia Capital Operations, LLC (“Sequoia”), respectively, in arm’s length transactions. In addition, since the beginning of our last fiscal year through October 15, 2018, we have purchased an aggregate of approximately $0.1 million, $0.4 million and $7.4 million of AT&T, Anaplan and Google, Inc. products and services, respectively, in arm’s length transactions.

We entered into these commercial dealings in the ordinary course of our business. In making the determinations as to which members of our board of directors are independent, our board of directors considered the fact that Mr. Donovan, one of our directors, is an executive officer of AT&T, that Mr. Calderoni, one of our directors, is an executive officer at Anaplan, that Mr. Ramaswamy, one of our directors, was an executive at Google until October 2018, and that Mr. Eschenbach is a partner and Mr. Goetz is a member at Sequoia. In reviewing these relationships, our board of directors determined these relationships, respectively, do not impede the ability of Messrs. Donovan, Calderoni, Ramaswamy, Eschenbach or Goetz to act independently on our behalf and on behalf of our stockholders.

Additionally, none of Messrs. Donovan, Calderoni, Ramaswamy, Eschenbach or Goetz take part in the discussion of transactions with AT&T, Anaplan, Google, or Sequoia, respectively, when such transactions are reviewed by our board of directors. Additionally, AT&T expects its 2018 net capital expenditures to be in the $22 billion range. AT&T’s purchases of our products and services, which totaled $29.7 million since the beginning of our last fiscal year through October 15, 2018, are not material to either us or AT&T. All transactions with AT&T, Anaplan, Google and Sequoia are subject to our rigorous related party transactions review process and policy.

Leadership Structure

Our Corporate Governance Guidelines provide that our board of directors is free to choose its chairperson (the “Chairman”) based on the board of directors’ view of what is in the best interest Palo Alto Networks and its stockholders. The Chairman and Chief Executive may, but need not be, the same person. Mr. McLaughlin served as our Chairman of and Chief Executive Officer until June 2018 when he resigned as Chief Executive Officer and became Vice Chairman of our board of directors. In June 2018, Mr. Arora was hired as our Chief Executive Officer to replace Mr. McLaughlin and was unanimously appointed as our Chairman.

Our board of directors believes that our board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing our board of directors and management to benefit from each of Mr. McLaughlin’s and Mr. Arora’s leadership and years of experience as executives in the technology industry. Based on Mr. Arora’s executive experience in the technology industry, as well as his management capabilities and leadership experience, our board of directors believes Mr. Arora is the director most capable of effectively identifying strategic priorities, leading critical discussion and guiding the formulation of our strategy and business plans as Chairman following Mr. McLaughlin’s resignation. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while Mr. Arora’s combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Lead Independent Director

Our corporate governance guidelines provide that one of our independent directors should serve as a Lead Independent Director at any time when our Chief Executive Officer serves as the Chairman of our board of directors or if our Chairman is not otherwise independent. Because our former and current Chief Executive Officers, Mr. McLaughlin and Mr. Arora, respectively, served and serve as our Chairman, our board of directors has appointed Mr. Warmenhoven to serve as our Lead Independent Director. As our Lead Independent Director, Mr. Warmenhoven presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

Board Effectiveness; Director Assessment; Board Education

It is important that our board of directors and its committees are performing effectively and in the best interest of Palo Alto Networks and its stockholders. Our board of directors performs an annual self-assessment, overseen by the nominating and corporate governance committee, to evaluate its effectiveness in fulfilling its obligations. Directors are sent questions by our outside legal counsel covering board of directors, committee, self and peer performance. Our outside legal counsel then interviews each director to obtain his or her assessment of the effectiveness of our board of directors and committees, as well as director performance and board of directors’ dynamics, summarizes these individual assessments for discussion with the board of directors and committees, and leads a discussion with the nominating and corporate governance committee and the board of directors. The board of directors then takes such further action as it deems appropriate. In addition, we encourage directors to participate in continuing education programs focused on our business and industry, committee roles and responsibilities, and legal and ethical responsibilities of directors and we reimburse directors for their expenses associated with this participation. We also encourage our directors to attend Palo Alto Networks events such as our annual Ignite conference. Continuing director education is also provided during board meetings and other board discussions as part of the formal meetings and may include internally developed materials and presentations as well as programs presented by third parties.

Board Meetings and Committees

During our fiscal year ended July 31, 2018, the board of directors held eleven meetings (including regularly scheduled and special meetings), and no director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he or she was a member.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Eight of our eleven directors at the time attended our 2017 Annual Meeting of Stockholders, either telephonically or in person.

Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. Directors serve on these committees until their resignation or until otherwise determined by our board of directors. All of the directors on the standing committees of our board of directors are independent, and each of these committees is led by a committee chairperson.

Audit Committee

Our audit committee consists of Ms. McCarthy and Messrs. Calderoni, Donovan and Meresman, with Mr. Meresman serving as the chair until the Annual Meeting.

The composition of our audit committee meets the requirements for independence for audit committee members under the listing standards of the NYSE and the rules and regulations of the SEC. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of the NYSE. In addition, our board of directors has determined that each of Ms. McCarthy and Messrs. Calderoni and Meresman are “audit committee financial experts” within the meaning of the rules and regulations of the SEC. Our audit committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm, including leading the review and selection of the lead audit engagement partner for the fiscal year ending July 31, 2019;

•	evaluating the performance and independence of our independent registered public accounting firm;

•	approving the audit and pre-approving any non-audit services to be performed by our independent registered public accounting firm;

•	reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

•

reviewing and participating in the selection of our internal auditor and periodically reviewing the activities and reports of the internal audit function and any issues encountered in the course of the internal audit function’s work;

•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls, or audit matters;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements, and our publicly filed reports;

•	reviewing and approving or ratifying any proposed related person transactions; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

Our audit committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our audit committee is available on our website at http://investors.paloaltonetworks.com/. During our fiscal year ended July 31, 2018, our audit committee held seven meetings.

Compensation Committee

Our compensation committee consists of Messrs. Chandna, Eschenbach, Goetz and Warmenhoven, with Mr. Chandna serving as the chair. The composition of our compensation committee meets the requirements for independence for compensation committee members under the listing standards of the NYSE and the rules and regulations of the SEC. Each member of our compensation committee is also a “non-employee director,” as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an “outside director,” as defined pursuant to Section 162(m) of the Internal Revenue Code. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee is responsible for, among other things:

•	reviewing and approving our Chief Executive Officer’s and other executive officers’ annual base salaries, incentive compensation arrangements, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements, and any other benefits, compensation or arrangements;

•	administering our equity compensation plans;

•	overseeing our overall compensation philosophy and compensation plans; and

•	preparing the compensation committee report that the SEC requires to accompany the Compensation Discussion and Analysis contained in our annual proxy statement.

Our compensation committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our compensation committee is available on our website at http://investors.paloaltonetworks.com. During our fiscal year ended July 31, 2018, our compensation committee held four meetings.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Chandna, Eschenbach, Goetz, Ramaswamy and Warmenhoven, with Mr. Warmenhoven serving as the chair. The composition of our nominating and corporate governance committee meets the requirements for independence under the listing standards of the NYSE and the rules and regulations of the SEC. Our nominating and corporate governance committee is responsible for, among other things:

•	evaluating and making recommendations regarding the composition, organization, and governance of our board of directors and its committees;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations;

•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by our audit committee; and

•	oversees our annual board of director and committee self-assessment process.

Our nominating and corporate governance committee operates under a written charter that was adopted by our board of directors and satisfies the applicable listing standards of the NYSE. A copy of the charter of our nominating and corporate governance committee is available on our website at http://investors.paloaltonetworks.com/. During our fiscal year ended July 31, 2018, our nominating and corporate governance committee held four meetings.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity (including gender and race), experience of particular relevance to us and the board of directors, independence, age, area of expertise, length of service, potential conflicts of interest and other commitments. These factors may be weighted differently depending on the individual being considered or the needs of the board of directors at the time.

Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and actively participate in all board of director and applicable committee meetings. Given the significant time commitment that board membership requires, our board of directors generally believes that no director should be a member of more than three public company boards. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. Our nominating and corporate governance committee will also seek appropriate input from our Chief Executive Officer from time to time in assessing the needs of our board of directors for relevant background, experience, diversity and skills of its members.

Our board of directors should be a diverse body, with varying perspectives and experiences. Our nominating and corporate governance committee considers diversity (whether based on broader principles such as diversity of perspective, experiences, and expertise, as well as factors commonly associated with diversity such as gender, race or national origin) in connection with its evaluation of director candidates, including the evaluation and determination of whether to re-nominate incumbent directors. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. The nominating and corporate governance committee is committed to seeking out qualified and diverse director candidates, including women and individuals from minority groups, to include in the pool from which director candidates are chosen. Any search firm retained by our nominating and corporate governance committee to find director candidates would be instructed to take into account all of the considerations used by our nominating and corporate governance committee including diversity. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of our company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with our certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Corporate Secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our board of directors. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Stockholder Nominations to the Board of Directors

Under our amended and restated bylaws, a stockholder may nominate one or more persons for our board of directors for inclusion in the stockholder’s proxy materials. Any such nomination must comply with the requirements set forth in our amended and restated bylaws and recommendations should be sent in writing to our Corporate Secretary at Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, California 95054.

Under our amended and restated bylaws, eligible stockholders may also nominate persons for our board of directors for inclusion in our proxy statement. This is commonly known as “proxy access.” To be eligible, a single stockholder, or group of up to 20 stockholders, must own 3% of our outstanding stock for at least three years consecutively. The individual stockholder, or group of stockholders, may submit that number of director nominations not exceeding the greater of (a) two or (b) 20% of the number of directors in office. Any such nomination must comply with the requirements set forth in our amended and restated bylaws and recommendations should be sent in writing to our Corporate Secretary at Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, California 95054.

Communications with the Board of Directors

Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to the board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our General Counsel or our Legal Department, at Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, California 95054. Our General Counsel or our Legal Department, in consultation with appropriate members of our board of directors, as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Investor Information portion of our website at http://investors.paloaltonetworks.com/. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks our company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing our company, as well as at such other times as they deem appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of liquidity risk, internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation programs and policies. Finally, our board of directors reviews strategic and operational risk in the context of reports from the management team, including data privacy and cybersecurity, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Succession Planning

Our board of directors and management team recognize the importance of continually developing our talented employee base. Accordingly, our management team conducts an annual talent review of the current senior leadership positions. In addition, our CEO annually reviews a succession plan for the CEO position, using formal criteria to evaluate potential internal and external successors and also interim candidates in the event of an emergency situation. In conducting its evaluation, our board of directors considers organizational needs, competitive challenges, leadership/management potential and development, and emergency situations.

As part of our succession planning, on June 6, 2018, Mr. Arora became our Chief Executive Officer, succeeding Mr. McLaughlin, who resigned after nearly seven years as Chief Executive Officer. Mr. McLaughlin continues to serve as Vice Chairman of the board of directors. Additionally, on November 22, 2017, Ms. Bonanno was promoted to Chief Financial Officer after Mr. Tomlinson had notified us of his intent to retire after serving as our Chief Financial Officer for a little over six years. These transitions exemplify the board’s ongoing commitment to recruiting, cultivating and developing executive talent to meet our company’s organizational and strategic needs.

Director Stock Ownership Guidelines

Our board of directors believes that our directors and executive officers should hold a meaningful financial stake in our company in order to further align their interests with those of our stockholders and therefore adopted stock ownership guidelines in fiscal 2017. Under the guidelines, each non-employee director must own the lesser of (i) company stock with a value of three times the annual cash retainer for board service or (ii) 6,875 shares. Our non-employee directors are required to achieve ownership of our common stock within five years of the later of August 26, 2016 or such director’s appointment or election date as applicable.

See the section titled “Discussion of our Fiscal 2018 Executive Compensation Program—Other Compensation Policies—Stock Ownership and Compensation Recovery Policies” for additional details on our executive ownership guidelines.

Director Compensation

Our nominating and corporate governance committee has approved a policy for the compensation of the non-employee members of our board of directors (the “Director Compensation Policy”) to attract, retain, and reward these individuals and align their financial interests with those of our stockholders. Only non-employee directors who are not affiliated with investment funds that hold shares of our common stock are eligible for compensation under the Director Compensation Policy. There is no cash compensation paid under the Director Compensation Policy.

Initial Award. Under the Director Compensation Policy, when an eligible director initially joins our board of directors, the eligible director receives an initial award of restricted stock units having a value of $1 million (as determined based on the average closing price of our common stock on the NYSE during the 30 calendar days prior to the date of grant). This initial award will vest as to one third of the shares covered by the restricted stock unit award on the first anniversary of the date the eligible director joined our board of directors, and the remaining shares will vest quarterly over the following two years, subject to the director’s continued service as of each such date.

Annual Award. Under the Director Compensation Policy, at each annual meeting of stockholders, each eligible director receives an annual restricted stock unit award having a value equal to $300,000 (as determined based on the average closing price of our common stock on the NYSE during the 30 calendar days prior to the date of grant). In addition, at each annual meeting of stockholders, our Lead Independent Director receives an additional annual restricted stock unit award having a value equal to $50,000 (as determined based on the average closing price of our common stock on the NYSE during the 30 calendar days prior to the date of grant). All annual awards, including the annual awards to the lead independent director, will vest quarterly over a period of one year, subject to the director’s continued service as of each such date.

Committee Awards. At each annual meeting of stockholders, the chairpersons and members of the three standing committees of our board of directors will receive additional annual restricted stock unit awards for committee service having the following values (as determined based on the average closing price of our common stock on the NYSE during the 30 calendar days prior to the date of grant):

Board Committee	Chairperson Retainer ($)	Member Retainer ($)
Audit Committee	35,000	20,000
Compensation Committee	25,000	15,000
Nominating and Corporate Governance Committee	15,000	10,000

Any eligible director who serves as chairperson of a committee is not entitled to a member retainer for the same committee. The committee awards will vest quarterly over a period of one year, subject to the director’s continued service as of each such date.

Fiscal 2018 Director Compensation Table

The following table presents summary information regarding the compensation paid to our non-employee directors for our fiscal year ended July 31, 2018.

Director	Stock Awards ($) (1)	Total($)
Frank Calderoni (2)	320,299	320,299
Asheem Chandna (3)	335,120	335,120
John M. Donovan (4)	320,299	320,299
Carl Eschenbach (5)	325,191	325,191
James J. Goetz (6)	—	—
Mary Pat McCarthy (7)	320,299	320,299
Stanley J. Meresman (8)	335,264	335,264
Daniel J. Warmenhoven (9)	380,157	380,157
Sridhar Ramaswamy (10)	1,036,760	1,036,760

(1)

The amounts reported in this column represent the aggregate grant date fair value of these restricted stock units (“RSUs”) as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for our fiscal year ended July 31, 2018, filed with the SEC on September 13, 2018. These amounts do not necessarily correspond to the actual value that may be recognized by the director upon the vesting of such awards.
(2)	As of July 31, 2018, Mr. Calderoni held 2,864 RSUs.
(3)	As of July 31, 2018, Mr. Chandna held 1,164 RSUs.
(4)	As of July 31, 2018, Mr. Donovan held 1,112 RSUs.
(5)	As of July 31, 2018, Mr. Eschenbach held 1,130 RSUs.
(6)	Mr. Goetz receives no compensation under the Director Compensation Policy.
(7)	As of July 31, 2018, Ms. McCarthy held 3,811 RSUs.
(8)	As of July 31, 2018, Mr. Meresman held 1,160 RSUs.
(9)	As of July 31, 2018, Mr. Warmenhoven held 1,320 RSUs.
(10)	As of July 31, 2018, Mr. Ramaswamy held 7,314 RSUs.

Workforce Diversity

We are committed to diversity in our workforce and recognize diversity as a business imperative. An inclusive and diverse culture is vital to the continued growth of our company. The board of directors continuously oversees our diversity efforts and monitors our progress toward increasing diversity.

In 2017, we received a stockholder proposal requesting, among other things, disclosure of various information relating to the diversity of our workforce. At the 2017 Annual Meeting of Stockholders, a substantial number of our stockholders supported this proposal.

As part of our stockholder engagement efforts, members of our management team and our Lead Independent Director reached out to our top institutional and other stockholders representing an aggregate of approximately 25% of our outstanding shares of common stock to better understand their perspectives on workforce diversity and the type of information that these stockholders believed would be most appropriate for us to disclose. In general, stockholders agreed on the importance of a diverse workforce. They expressed varying perspectives on the type and nature of disclosure that they preferred us to provide. In addition, stockholders were supportive of making this disclosure in a measured fashion.

We are committed to expanding our inclusion and diversity initiatives and publicly sharing our workforce diversity data. In 2018, in response to both the stockholder proposal described above and our conversations with stockholders, we began to provide a significant amount of information on our website concerning the diversity of our workforce. For example, we now publicly disclose our EEO-1 form. An EEO-1 form is a report filed with the Equal Employment Opportunity Commission that describes the racial, ethnic and gender composition of our workforce. This form, along with a chart that shows the information graphical, is available at https://www.paloaltonetworks.com/company/about-us/inclusion-diversity.

We are proud of our responsiveness to stockholders on this important issue. We will continue to monitor the diversity of our workforce and ways that we can communicate our efforts in this area to stockholders.

Gender Pay Equity

Our conversations with stockholders also highlighted the importance of gender pay equity. We agree that this is an important topic. We are committed to equal pay. Throughout our company, we strive to ensure that our compensation is fair and equitable. We are committed to eliminating unexplainable differences in pay and have made pay equity analyses part of our yearly review process. As a result, we have taken steps to successfully address pay gaps globally. As with workforce diversity, we will continue to monitor this important issue and appropriately communicate our efforts.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP (“EY”), independent registered public accountants, to audit our financial statements for our fiscal year ending July 31, 2019. During our fiscal year ended July 31, 2018, EY served as our independent registered public accounting firm.

At the Annual Meeting, our stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for our fiscal year ending July 31, 2019. Our audit committee is submitting the selection of EY to our stockholders because we value our stockholders views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from our stockholders.

Notwithstanding the selection of EY and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of Palo Alto Networks and its stockholders. If our stockholders do not ratify the appointment of EY, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by EY for our fiscal years ended July 31, 2017 and 2018.

	2017	2018
Audit Fees (1)	$3,654,504	$5,469,185
Audit-Related Fees (2)	190,000	—
Tax Fees (3)	780,599	748,097
All Other Fees (4)	1,985	7,180
	$4,627,088	$6,224,472

(1)

Audit fees consist of professional services rendered in connection with (a) the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, (b) review of our quarterly consolidated financial statements presented in our Quarterly Reports on Form 10-Q, (c) professional services provided for new and existing statutory audits of subsidiaries or affiliates of the Company, and (d) other regulatory filings. The increase in Audit Fees in fiscal 2018 is primarily due to an increase in the scope of the integrated audit related to (1) ASC 606 implementation and related disclosures, (2) an increase in acquisition activity in fiscal 2018, and (3) the issuance of our 0.75% Convertible Senior Notes due 2023.

(2)

Audit-Related fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations, technical accounting guidance and other attestation services.

(3)	Tax Fees consist of fees for professional services for federal statement and international tax compliance and tax planning.
(4)	All Other Fees includes fees for professional services other than these services reported above. These services specifically relate to subscriptions to an accounting regulatory database.

Auditor Independence

In our fiscal year ended July 31, 2018, there were no other professional services provided by EY that would have required our audit committee to consider their compatibility with maintaining the independence of EY.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a detailed description of services expected to be rendered during that year for each of the following categories of services to our audit committee for approval:

•

Audit services. Audit services include work performed for the audit of our financial statements and the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•

Audit related services. Audit related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.

•	Other services. Other services are those services not described in the other categories.

Our audit committee pre-approves particular services or categories of services on a case-by-case basis. The fees are budgeted, and our audit committee requires our independent registered public accounting firm and management to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, before our independent registered public accounting firm is engaged, the services must be pre-approved by our audit committee or approved by the chair of the audit committee and later ratified by the audit committee. Any proposed services exceeding these levels or amounts require specific pre-approval by our audit committee. All fees paid to EY for our fiscal year ended July 31, 2018, were pre-approved by our audit committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE APPOINTMENT OF ERNST & YOUNG LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee consists of Ms. McCarthy and Messrs. Calderoni, Donovan and Meresman, with Mr. Meresman serving as the chair until the Annual Meeting. Each member of the committee is an independent director as required by the listing standards of the NYSE and rules and regulations of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the Investor Information portion of our web site at www.paloaltonetworks.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

The audit committee assists our board of directors in the board’s oversight and monitoring of:

•	our accounting and financial reporting processes and internal controls as well as the audit and integrity of our financial statements;

•	the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function;

•	our compliance with applicable law; and

•	risk assessment and risk management pertaining to financial, accounting and tax matters of the company.

With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. Our independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare or certify our financial statements or guarantee the audits or reports of the independent auditors. These are the fundamental responsibilities of management and our independent registered public accounting firm.

The audit committee is responsible for the appointment, compensation, retention, and oversight of the work performed by EY. In fulfilling its oversight responsibility, the audit committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters, performance of the independent auditors, and the extent to which the independent registered public accounting firm may be retained to perform non-audit services.

In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and EY;

•

discussed with EY the matters required to be discussed by the statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with EY its independence; and

•	led the review and selection of the lead audit engagement partner for the fiscal year ending July 31, 2019.

Based on the audit committee’s review and discussions with management and EY, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended July 31, 2018, for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Stanley J. Meresman (Chair)

Mary Pat McCarthy

Frank Calderoni

John M. Donovan

PROPOSAL NO. 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the rules and regulations of the SEC, pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in accordance with the rules and regulations of the SEC in the “Executive Compensation” section of this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore is not binding on us, our compensation committee or our board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns and our compensation committee will evaluate whether any actions are necessary to address those concerns. We currently conduct advisory votes on our named executive officer compensation on an annual basis, and we expect to conduct our next advisory vote at our 2019 annual meeting of stockholders.

We believe that the information we have provided in the section titled “Executive Compensation,” and in particular the information discussed in the section titled “Executive Compensation—Compensation Discussion and Analysis,” demonstrates that our executive compensation program has been designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that Palo Alto Networks, Inc.’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Palo Alto Networks, Inc.’s proxy statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules and regulations of the SEC, including the compensation discussion and analysis, the compensation tables and narrative discussion, and other related disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN

ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF

ADVISORY VOTES ON EXECUTIVE OFFICER COMPENSATION

Stockholders have the opportunity to advise the board of directors, on an advisory or non-binding basis, whether we should conduct an advisory (non-binding) vote to approve named executive officer compensation every one, two or three years.

While our compensation strategies are related to both short-term and longer-term business outcomes, we realize that compensation decisions are made annually. We also believe that an annual advisory vote on named executive officer compensation will give us more frequent feedback on our compensation disclosures and named executive officer compensation program. The board of directors has determined that holding an advisory vote on named executive officer compensation every year continues to be the most appropriate policy for us at this time, and recommends that stockholders vote for future advisory votes on named executive officer compensation to occur each year.

The frequency that receives the highest number of votes cast will be deemed to be the frequency selected by the stockholders. Because this vote is advisory, it will not be binding on the board of directors. However, the compensation committee and the board of directors will consider the outcome of the stockholder vote, along with other relevant factors, in recommending and determining, respectively, a voting frequency to our board of directors.

THE BOARD RECOMMENDS A VOTE FOR A FREQUENCY OF ONCE EVERY “ONE YEAR”

FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of October 22, 2018. Officers are elected by our board of directors to hold office until their successors are elected and qualified.

Name	Age	Position(s)
Nikesh Arora	50	Chief Executive Officer and Chairman
Kathleen Bonanno	56	Executive Vice President and Chief Financial Officer
Mark Anderson*	56	President
René Bonvanie	57	Chief Marketing Officer
Jean Compeau	48	Chief Accounting Officer
Lee Klarich	43	Chief Product Officer
Amit Singh*	50	Incoming President
Nir Zuk	47	Chief Technology Officer and Director

*

As disclosed on our Current Report on Form 8-K filed with the SEC on October 15, 2018, Mark Anderson will serve as President until October 31, 2018 and Amit Singh will serve as President effective as of November 1, 2018.

Nikesh Arora has served as Chairman of our board of directors and our Chief Executive Officer since June 2018. Prior to joining us, from 2016 through 2018 Mr. Arora was an angel investor and from June 2016 through December 2017, Mr. Arora served as an advisor to SoftBank Group Corp., a multinational conglomerate company (“SoftBank”). From July 2015 through June 2016, Mr. Arora served as president and chief operating officer of SoftBank and from July 2014 through June 2015, Mr. Arora served as vice chairman and chief executive officer of SoftBank Internet and Media, a subsidiary of SoftBank. Prior to SoftBank, from December 2004 through July 2014, Mr. Arora held multiple senior leadership operating roles at Google, Inc., including serving as senior vice president and chief business officer, from January 2011 to June 2014. Mr. Arora also serves on the board of Compagnie Financiere Richemont S.A., a public Switzerland-based luxury goods holding company. Mr. Arora previously served on the boards of Sprint Corp., a communications services company, from November 2014 to June 2016, Colgate-Palmolive Company, a worldwide consumer products company focused on the production, distribution and provision of household, health care and personal care products, from March 2012 to September 2014, SoftBank from 2014 to 2016, and Yahoo! Japan, an internet company, from 2015 to 2016. Mr. Arora holds an M.S. in Business Administration from Northeastern University, an M.S. in Finance from Boston College, and a B.Tech in electrical engineering from the Institute of Technology at Banaras Hindu University.

Kathy Bonanno has served as our Executive Vice President, Chief Financial Officer since November 2017. Ms. Bonanno previously served as our Senior Vice President Finance, from November 2016 to November 2017. From when she joined us in April 2014 until November 2016, Ms. Bonanno served as our Vice President Finance. In her 30 years of business experience she has held a variety of senior finance positions, including at Symantec Corporation, a cybersecurity company, and American Airlines, a major U.S. airline. Prior to joining us, from 2009 to 2014 Ms. Bonanno held various senior finance roles at Symantec Corporation, most recently serving as Vice President, FP&A from July 2012 to March 2014. Ms. Bonanno holds an M.B.A. from Texas Christian University and a B.S. in Finance from Arizona State University.

Mark F. Anderson has served as our President since August 2016. Most recently Mr. Anderson served as our Executive Vice President, Worldwide Field Operations, a position he held from May 2016 through August 2016. From when he joined us in June 2012 until May 2016, Mr. Anderson served as our Senior Vice President, Worldwide Field Operations. From October 2004 to May 2012, Mr. Anderson served in several roles, including as Executive Vice President of Worldwide Sales, for F5 Networks, an IT infrastructure company. From March 2003 to September 2004, Mr. Anderson served as Executive Vice President of North American Sales at Lucent Technologies, a telecommunications equipment and services company. Mr. Anderson holds a B.A. in Business and Economics from York University in Toronto, Canada.

René Bonvanie has served as our Chief Marketing Officer since November 2011 and was our Vice President, Worldwide Marketing from September 2009 to November 2011. From June 2007 to August 2009, Mr. Bonvanie was Senior Vice President of Marketing, SaaS and Information Technology at Serena Software, Inc., a developer of information technology software. From January 2007 to June 2007, Mr. Bonvanie was Senior Vice President and General Manager at salesforce.com, inc., a global enterprise software company. From March 2006 to January 2007, Mr. Bonvanie was Senior Vice President of Global Marketing at SAP AG, a software company. Mr. Bonvanie holds a B.A. in Economics from Vrije Universiteit Amsterdam.

Jean Compeau has served as our Chief Accounting Officer since February 2018, with responsibility for our tax and accounting functions. Ms. Compeau previously served as our Senior Vice President Corporate Controller, from November 2016 to February 2018. From when she joined us in December 2012 to November 2016, Ms. Compeau served as our Vice President Corporate Controller. In her 20 years of business experience she has held a variety of senior accounting or corporate controller positions, including at Intuitive Surgical, a global company that provides robotic assisted surgery technology, Exodus Communications, Inc., an internet hosting and service provider, and Infoseek Corporation, a search engine company. Prior to joining us, from February 2004 to November 2012, Ms. Compeau served as Corporate Controller of Intuitive Surgical. Ms. Compeau holds a B.A. from the University of California, Los Angeles (UCLA) and is a Certified Public Accountant (Inactive) in California.

Lee Klarich has served as our Chief Product Officer since August 2017. Prior to this appointment, Mr. Klarich served as our Executive Vice President of Product Management, a role he held since November 2015. From November 2012 to November 2015, Mr. Klarich served as our Senior Vice President, Product Management and our Vice President, Product Management from May 2006 to November 2012. Prior to joining us, Mr. Klarich held various positions at NetScreen Technologies, Excite@Home, and Packard Bell-NEC. Mr. Klarich holds a B.S. in Engineering from Cornell University.

Amit Singh will serve as our president beginning in November 2018. Prior to joining the Company, from May 2016 until October 2018, Mr. Singh served as vice president, business and operations, virtual reality for Google, Inc., a multinational technology company that specializes in internet-related services and products. From March 2010 to May 2016, Mr. Singh served as president, Google for Work at Google. From 1991 to 2010, Mr. Singh held several roles including GVP application strategy group at Oracle Corporation, a U.S. multinational computer technology corporation. Mr. Singh holds a bachelor’s degree from Delhi College of Engineering and a master’s degree in Industrial and Management Engineering from Rensselaer Polytechnic Institute.

Nir Zuk is one of our founders and has served as our Chief Technology Officer and as a member of our board of directors since March 2005. From April 2004 to March 2005, Mr. Zuk was Chief Security Technologist at Juniper Networks, Inc., a supplier of network infrastructure products and services. From September 2002 until its acquisition by Juniper in April 2004, Mr. Zuk was Chief Technology Officer at NetScreen Technologies, Inc., a provider of ASIC-based Internet security systems. In December 1999, Mr. Zuk co-founded OneSecure, Inc., a provider of prevention and detection appliances, and was Chief Technical Officer until its acquisition by NetScreen in September 2002. From 1994 to 1999, Mr. Zuk served in several technical roles, including Principal Engineer at Check Point Software Technologies Ltd., an enterprise software security company. Mr. Zuk attended Tel Aviv University where he studied Mathematics.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Named Executive Officers, or NEOs, for fiscal 2018 were:

•	Nikesh Arora, our Chief Executive Officer and Chairman of the Board;

•	Mark D. McLaughlin, our former Chief Executive Officer;

•	Kathleen Bonanno, our Executive Vice President, Chief Financial Officer;

•	Steffan C. Tomlinson, our former Executive Vice President, Chief Financial Officer;

•	René Bonvanie, our Executive Vice President, Chief Marketing Officer;

•	Mark F. Anderson, our President; and

•	Lee Klarich, our Executive Vice President, Chief Product Officer.

Management Changes in fiscal 2018

Mr. Tomlinson resigned from his position as our Executive Vice President, Chief Financial Officer, effective November 22, 2017, and Mr. McLaughlin resigned from his position as our Chief Executive Officer and Chairman of the Board effective June 6, 2018. Mr. McLaughlin continues to be employed by us and was appointed as Vice Chairman of the board of directors effective June 6, 2018.

Additionally, our board of directors appointed (1) Mr. Klarich as our Executive Vice President, Chief Product Officer, effective as of August 29, 2017, (2) Ms. Bonanno as our Executive Vice President, Chief Financial Officer, effective upon Mr. Tomlinson’s resignation, and (3) Mr. Arora as our Chief Executive Officer and Chairman of the Board, effective upon Mr. McLaughlin’s resignation.

Executive Summary

Our goal is to align our executive pay with the success of our business and our compensation program is designed to attract, motivate and retain the key executives who drive our continued success. We do this by providing short-term cash incentive compensation opportunities tied to successful achievement of our annual operating goals and by granting long-term incentive compensation opportunities in the form of equity awards that are intended to deliver increasing value as our stock price increases, including performance-based equity awards tied to our financial and operational performance.

Our executive compensation program continues to evolve as we mature, gain market share and grow, at scale, faster than the competition and the rate of the market. Beginning in fiscal 2017, our compensation committee made significant changes to our executive compensation program by structuring the program to include performance-based stock awards tied to our financial performance, which was intended to enhance the link between executive pay and our financial and operational performance, create value for our stockholders, increase market alignment and mitigate risk, as well as respond to stockholder feedback on our compensation practices.

In fiscal 2018, our compensation committee continued this evolution by structuring our executive compensation program to include long-term performance-based compensation that is aligned with achievement of our business strategy and creates value for our stockholders. Similarly, when designing a competitive total compensation package for our new Chief Executive Officer, the goal of our compensation committee was to provide a compensation package that had a significant portion that would deliver value to him only if other stockholders realize significant value as well. Mr. Arora’s compensation package is discussed separately from the remainder of the discussion of the compensation of other executives and was designed to:

(1)

align his interests with our long-term priorities and our stockholders through the grant of a time-based restricted stock unit award having an approximate value of $40,000,000 that will vest quarterly over a seven-year period with nothing vesting during the first year (which is a significantly longer vesting period than our customary time-based restricted stock unit awards);

(2)

ensure that he made a significant cash investment in our common stock by structuring a portion of his equity compensation contingent upon his purchase of $20,000,000 in shares of our common stock within 30 days of his employment start date; and

(3)	be heavily performance-weighted to link his equity compensation to the creation of significant value for our stockholders during the next seven years.

This executive summary provides an overview of:

(1)	our fiscal 2018 business performance;

(2)	a summary of our executive compensation practices;

(3)	our stockholder engagement efforts;

(4)	an overview of our fiscal 2018 executive compensation program; and

(5)	an overview of our compensation arrangement with Mr. Arora, our Chief Executive Officer.

Fiscal 2018 Business Highlights

Our executive compensation program is designed to align the compensation of our executive officers with our financial and operational performance (both short-term and long-term) and create sustainable value for our stockholders. Our executive compensation actions and decisions should be viewed in the context of our financial and operational performance during fiscal 2018, as shown below:

Dollars in millions	Fiscal 2017	Fiscal 2018	Change
Total Revenue	$1,761.6	$2,273.1	29.0%
Net Cash provided by Operating Activities	868.5	1,037.0	19.4%
Total Deferred Revenue	1,773.5	2,364.9	33.3%
Billings	2,293.4	2,860.2	24.7%
Approximate Number of Customers	42,500	54,000	27.1%

Although net cash provided by operating activities, deferred revenue, billings and number of customers are not measures that were used to determine awards under our incentive compensation plans, we believe that these results are important to provide context because these measures are useful indicators for our compensation committee of our ability to grow our business consistent with our annual operating plan as it considers the compensation of our executive officers. Billings is a key financial measure and the calculation of billings to revenue is set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section on page 37 and 38 of our Annual Report on Form 10-K filed with the SEC on September 13, 2018. Note that the billings described in the table above is not the applicable billings measure used for purposes of our performance-based stock awards. For purposes of our performance-based stock awards, we make certain adjustments to billings to exclude inorganic items such as post-acquisition billings from M&A.

Strong Revenue Growth (in millions)

Executive Compensation Practices

Our executive compensation program is designed to be heavily weighted towards compensating our executive officers based on our financial and operational performance. To that end, we have implemented executive compensation policies and practices that reinforce our “pay for performance” philosophy and align with sound governance principles. During fiscal 2018, the following policies and practices were in place:

What we do:

•	Short-term cash incentive compensation that is performance-based and entirely at-risk

•	100% independent directors on our compensation committee

•	Independent compensation consultant directly engaged by and reporting to our compensation committee

•	Annual review and approval of our compensation strategy

•	Performance-based equity incentive awards that are entirely at-risk

•	Meaningful stock ownership guidelines for our executive officers and directors

•	Vesting schedules no less than four years for our service-based equity incentive awards

•	Have the ability to seek the recovery of performance-based incentive compensation paid by us under a Clawback Policy (implemented in fiscal 2018)

What we do not do:

•	Do not have “single trigger” change in control payments or benefits

•	Do not have Post-employment retirement- or pension-type benefits for our executive officers that are not available to our employees generally

•	Do not have tax gross-ups for change in control payments

•	Do not permit hedging or pledging of shares of our common stock

Stockholder Engagement and our 2017 Say-on-Pay Vote

Our compensation committee considers a number of factors in making executive compensation decisions, including the growth and scale of our business; recent performance against financial targets; a measured analysis of the compensation practices of the companies in our compensation peer group and other market data; an analysis of competitive market conditions by its external compensation consultant; the value of each executive’s position; the skills, tenure, and experience of our executives; the alignment between the market based positions and the actual responsibilities of our executives; each executive’s performance; our executives’ expected future contributions; the incentives provided to our executives to stay with us and drive our continued growth; prior to our former Chief Executive Officer’s resignation, his recommendations (except with respect to his own compensation); internal parity considerations; the value of each executive’s unvested equity holdings; the dilutive effect of our long-term incentive compensation program; and the overall impact that our executives’ compensation would have on stockholder value.

Our compensation committee also considers the results of each annual stockholder advisory vote on the compensation of our NEOs (the “Say-on-Pay” vote) and stockholder feedback on our executive compensation program. As part of our regular, ongoing and transparent communications with our stockholders, we engage with our stockholders on a variety of topics through quarterly earnings calls, financial conferences, non-deal road shows and other communication channels. These discussions are generally attended by a combination of our Chief Executive Officer, Chief Financial Officer, Lead Independent Director (who serves on our compensation committee), General Counsel and/or Investor Relations lead.

At the beginning of fiscal 2018, prior to our 2017 Annual Meeting of Stockholders, our management team reached out to our top institutional and other stockholders representing an aggregate of approximately 25% of our outstanding shares of common stock to discuss their views about our executive compensation program, policies and practices as well as other matters. The stockholder engagement during fiscal 2018 was both targeted and extensive, similar to our practice in prior years.

In the course of these discussions, we received valuable feedback on our executive compensation program, policies and practices. The feedback received was presented to our nominating and corporate governance committee, compensation committee and board of directors. We also received favorable comments from our stockholders concerning the introduction of performance-based stock awards to our executive compensation program. We believe that this result demonstrates that our stockholders are supportive of our executive compensation program and the significant changes our compensation committee made commencing in fiscal 2017.

As our compensation committee has reviewed our executive compensation policies and practices since that 2017 Say-on-Pay vote in which more than 94% of the stockholders voting supported our executive compensation program, it has been mindful of the strong support our stockholders expressed for our approach to executive compensation. As a result, following our annual review of our executive compensation philosophy, our compensation committee decided to retain our general approach to executive compensation for fiscal 2018, the highlights of which are set forth in the table below and in the section entitled “Fiscal 2018 Executive Compensation Program Decisions” below. We value the opinions of our stockholders and it is the current intent of our compensation committee to continue to engage in dialogue with our stockholders to solicit feedback throughout the year regarding our executive compensation program, policies and practices.

Fiscal 2018 Executive Compensation Program Decisions

Our executive compensation program continues to evolve as we mature, gain market share and grow, at scale, faster than the competition and the rate of the market. The changes to our executive compensation program, which were first introduced in fiscal 2017, as further discussed below, were designed to enhance the link between executive pay and our financial and operational performance, increase market alignment and mitigate risk, as well as respond to stockholder feedback on our compensation practices. The feedback from our stockholders, along with the evolution of our fiscal planning process as we mature as a public company, and our compensation committee’s ongoing discussion about the appropriate time in our growth and evolution to implement performance-based equity awards, were factors in implementing, for the first time in fiscal 2017 and again in fiscal 2018, performance-based equity awards tied to billings performance.

These performance-based equity awards were granted in the form of performance-based stock awards, or PSAs, in fiscal 2017 and in the form performance-based stock unit awards, or PSUs, in fiscal 2018. Prior to fiscal 2017, we had only granted restricted stock awards, or RSAs, or restricted stock unit awards, or RSUs, subject to time-based vesting to our executive officers. For fiscal 2018, we believe that the updated executive compensation practices and governance that we introduced in fiscal 2017 continued to be appropriate for a company of our size, in our industry and our stage of growth. Further, our fiscal 2018 executive compensation program was measured against an updated set of peer companies that we annually select as we grow.

Below is a summary of the primary features of the fiscal 2018 PSUs granted to executive officers other than Mr. Arora, along with the rationale for our approach. See the section titled “Equity Compensation” for more information.

PSU Feature	Our Approach	Our Rationale
Performance Measure	100% billings performance	• Billings is a growth indicator and the best measure of current performance given our hybrid-SaaS revenue model.

Performance Target	Billings target set based on growth expectations at the beginning of fiscal 2018 for fiscal 2018

•  Align the interests of our executive officers with those of our stockholders through a performance target that correlates with the trajectory of our growth expectations.

•  Minimum and maximum target levels appropriately reward our executive officers for under-achievement or over-achievement of the target performance level.

Performance Period	One-year performance period, fiscal 2018	• Our historical financial outperformance of key operating measures. • Growth trajectory makes longer term performance projections difficult. • Risk of setting inappropriate target levels that may not

PSU Feature	Our Approach	Our Rationale

align with our stockholders’ interests if we were to predict performance more than one year in advance.

•  Long-term focus maintained by attaching an additional three-year time-based vesting requirement beyond the one-year performance period (see Vesting Schedule below). This balances the difficulty in predicting long-term performance while providing a long-term horizon for earning the shares of common stock subject to the awards.

Vesting Schedule

Four-year vesting schedule

For Mr. McLaughlin, our former Chief Executive Officer: Quarterly vesting in equal installments, so long as the performance measure is achieved and he continues to be a service provider through each vesting date.

For executive officers other than Mr. McLaughlin: Vesting generally weighted towards the latter three years of the service period, so long as the executive officer continues to be a service provider through each vesting date.

• Additional time-based vesting requirement beyond satisfying the performance metric provides additional long-term incentives. A total of four-years of service is required for full vesting.

As we, and the compensation program, evolve and as we evaluate, including through stockholder discussions, the usefulness of performance-based stock awards in attaining our compensation objectives, our compensation committee intends to review and reconsider the mix of components in our long-term equity compensation, the appropriateness of performance-based grants in future years, the metrics applicable to performance-based stock awards and the length of performance period for performance-based stock awards.

In addition to the fiscal 2018 PSUs, in October 2017, our compensation committee approved the structure of our fiscal 2018 executive compensation program for our executive officers, other than Mr. Arora and Ms. Bonanno, which is summarized in the chart below. In making these decisions, our compensation committee considered, among other factors, company performance, internal pay equity considerations, pay levels of these executive officers relative to the executives in comparable positions at the companies in our updated compensation peer group and the overall competitive market, the experience and responsibilities of each of these executive officers, the individual performance of each of these executive officers, the continued competition for experienced leadership in our industry and the feedback from our stockholders as discussed above.

Compensation Component	Decision	Weighting of Performance Measures
Base Salary

Former Chief Executive Officer: Base salary increased by approximately 20%.

Other NEOs (other than Ms. Bonanno and Mr. Tomlinson): base salaries increased by approximately 4-10%; these NEOs’ base salaries were set at or around the 50th-75th percentile of our fiscal 2018 compensation peer group.

N/A

Target Cash Incentive as a percentage as Base Salary	All NEOs (other than Messrs. Arora, McLaughlin and Bonvanie): No change to the target annual incentive compensation opportunity as a percentage of base salary.	50% revenue and 50% earnings per share, subject to certain objective adjustments determined by our compensation committee

Long-Term Equity Incentives

All NEOs (other than Mr. Arora): Granted equity awards consisting of mix of 50% PSUs and 50% RSUs

Fiscal 2018 equity awards were targeted at or around the 75th percentile of our fiscal 2018 compensation peer group

100% billings performance (for PSUs)

In addition, in connection with Mr. Arora’s hire and Ms. Bonanno’s appointment as Executive Vice President, Chief Financial Officer, our compensation committee approved their base salaries and annual incentive compensation opportunities and granted them equity awards, as discussed in further detail below.

Compensation Arrangements with Mr. Arora

On June 6, 2018, Mr. Arora became our Chief Executive Officer and Chairman of the Board. In hiring Mr. Arora, our board of directors approved an employment offer letter setting forth the principal terms and conditions of his employment, including an initial annualized base salary of $1,000,000 (which was set through arm’s-length negotiation, considering such factors as the prevailing market conditions, market data for base salaries of chief executive officers of similarly situated companies, and his prospective role and responsibilities), which is subject to adjustment by the board of directors or compensation committee from time to time, and a target annual cash bonus opportunity of 100% of his base salary (based on the achievement of certain objectives established by the board of directors and/or our compensation committee), which, for fiscal 2018, were pro-rated for the portion of fiscal 2018 that Mr. Arora was employed by us. Mr. Arora’s base salary was around the 60th percentile of our fiscal 2018 compensation peer group.

In addition, Mr. Arora received the following equity awards:

•

A time-based RSU award for 198,597 shares of our common stock (the “Time-Based RSU”) that will vest over a seven-year period with one-seventh vesting after the first year and quarterly vesting thereafter, subject to Mr. Arora’s continued service on each vesting date.

•

Contingent upon Mr. Arora’s purchase of $20,000,000 worth of Company common stock on the public market within 30 days of June 6, 2018 (the “Investment Shares”), an RSU award for 95,650 shares of our common stock (the “Investment RSU”), which will vest over a four-year period with one-fourth vesting after the first year and quarterly vesting thereafter, subject to Mr. Arora’s continued service on each vesting date and his holding all of the Investment Shares through each vesting date. If Mr. Arora ceases to hold all of the Investment Shares until June 6, 2022, he will forfeit all of the shares of our common stock subject to the Investment RSU.

•

A performance-based stock option to purchase 1,158,100 shares of our common stock (the “Performance Option”). The Performance Option has a per share exercise price of $198.50 (the “Baseline Price”). Shares subject to the Performance Option become eligible to vest (the “Eligible Option Shares”) upon achievement of certain stock price targets (the “Stock Price Achievements”) as set forth below:

% of Performance Option becoming Eligible Option Shares	Stock Price Achievement	Time to Achieve	Expiration of Option
25%	More than 150% of Baseline Price	4 years	7 years
25%	More than 200% of Baseline Price	5 years	7 years
25%	More than 250% of Baseline Price	6 years	7 years
25%	More than 300% of Baseline Price	7 years	7.5 years

To the extent that Stock Price Achievements have been met, Eligible Option Shares will vest as to one-fourth (1/4) of the shares annually on each anniversary of the Performance Option grant date (June 7), subject to Mr. Arora’s continued service on each vesting date. Upon a “Change in Control” (as described in below in the section entitled “ —Executive Employment Agreements” and “ —Potential Payments Upon Termination or Change in Control”) the price payable to Company stockholders at closing will be the final Stock Price Achievement.

The grant date fair values of these equity awards are set forth in the “Fiscal 2018 Summary Compensation Table” and the “Fiscal 2018 Grants of Plan-Based Awards Table” below.

Mr. Arora’s employment offer letter was approved by our board of directors. In establishing his initial compensation arrangements, our compensation committee and board of directors took into consideration our focus on new developing markets and the requisite experience and skills that a qualified candidate would need to manage a growing business in a dynamic and ever-changing environment. In light of these goals, our compensation committee and board of directors sought a candidate who had a strong track record that demonstrated through experience that he or she could manage and grow a business at scale and could leverage that experience to take us through this next phase of growth. Based on his prior experience at Google, Inc. (where he served in positions with progressively more responsibility, including his final Google position as Senior Vice President and Chief Business Officer) and at SoftBank (where he served as SoftBank’s President and Chief Operating Officer), our compensation committee and board of directors believed Mr. Arora to be the ideal candidate, as he was a proven business and technology leader who had previously demonstrated leadership and ability to scale businesses (driving the growth of Google’s search business from $2 billion in revenues to over $60 billion in revenues), had significant experience with cloud platforms, software-as-a-service, analytics and large-scale systems, and would be able to leverage this experience to build relationships and strike partnerships with top cloud and software providers.

In determining his initial compensation arrangements, our compensation committee and board of directors sought to provide Mr. Arora with compensation that was competitive with the market for similar positions at other comparable companies (taking into account data provided by our compensation committee’s compensation consultant) and balanced the desire to deliver a compensation package designed to provide long-term incentives with increasing value based upon achievement of a combination of market capitalization and financial operating goals that are aligned with our long-term priorities and stockholder value creation. In addition to the market data considered, our compensation committee and board of directors considered the fact that Mr. Arora was one of Google’s highest paid executives and that he had received substantial compensation during his tenure at SoftBank.

A primary consideration of the structure of this aggregate compensation package was that our compensation committee wanted to design an overall compensation package that provided its maximum value to Mr. Arora only if all other stockholders realized significant value. As such, the Performance Option award is a true “pay-for-performance” award that directly aligns Mr. Arora’s interests with the interests of our stockholders.

With respect to the other equity awards granted to Mr. Arora, the Time-Based RSU provides for a seven-year vesting schedule (significantly longer than our typical vesting schedule for time-based equity awards) and the Investment RSU required a $20 million cash investment and a minimum four-year holding period for that investment. As such, these non performance-based equity awards were carefully structured to satisfy our long-term retention objectives and require Mr. Arora to make a significant personal investment in us. In total, our compensation committee identified Mr. Arora as a candidate with unique vision and leadership qualities that it is confident will take us to the next level and created a compensation package that rewards him if he is successful in doing so.

For a summary of the material terms and conditions of Mr. Arora’s employment offer letter, including the severance and change in control payments and benefits related to the equity awards described above, see “ —Executive Employment Agreements” and “—Potential Payments Upon Termination or Change in Control” below.

Compensation Arrangements with Ms. Bonanno

In connection with Ms. Bonanno’s appointment as Executive Vice President, Chief Financial Officer and taking into the consideration the factors described above, her base salary was increased to $425,000 and we set her target annual cash incentive compensation opportunity at 60% of her annual base salary. This resulted in her total target cash compensation being slightly above the 50th percentile of our fiscal 2018 compensation peer group. We also granted equity awards consisting of 50% RSUs and 50% PSUs to her in November 2017, which were targeted at or around the 75th percentile of our fiscal 2018 compensation peer group.

Fiscal 2018 Executive Compensation Highlights

The key executive compensation decisions in fiscal 2018 were as follows:

•

Our compensation committee approved an updated compensation peer group for fiscal 2018. This compensation peer group was used to prepare a competitive market analysis that was used by our compensation committee to ensure that our executive compensation decisions for the year were positioned to be competitive with comparable peers in the market.

•

In fiscal 2018, our total revenue increased by $511.5 million and our non-GAAP earnings per share increased by $1.28 per share compared to fiscal 2017. In light of our strong revenue and earnings per share performance in 2018, we achieved and exceeded our revenue and earnings per share targets for our annual cash incentive compensation awards. Even though we exceeded our revenue target, our compensation committee exercised its reserved discretion and decided to pay our NEOs (other than Mr. Arora) between 116% to 117% of target on an aggregated annual basis under our Fiscal 2018 Incentive Compensation Plan.

•	In fiscal 2018, our billings increased by $566.8 million compared to fiscal 2017. This performance resulted in the earning of 105.51% of the shares of our common stock subject to the Fiscal 2018 PSUs.

DISCUSSION OF OUR FISCAL 2018 EXECUTIVE COMPENSATION PROGRAM

This section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each component of our executive compensation program. In addition, we explain how and why our compensation committee arrived at the specific compensation policies and decisions involving our executive officers for fiscal 2018.

Executive Compensation Philosophy and Objectives

We operate in a highly competitive business environment, which is characterized by frequent technological advances, rapidly changing market requirements and the emergence of new market entrants. To successfully grow our business in this dynamic environment, we must continually develop and refine our products and services to stay ahead of our end-customers’ needs and challenges. To achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, and other business professionals.

We compete with other companies in our industry and other technology companies in the San Francisco Bay Area to attract and retain a skilled management team. To attract and retain qualified executive candidates, our compensation committee recognizes that it needs to develop competitive compensation packages to meet this challenge. Accordingly, we have embraced a compensation philosophy of offering our NEOs a competitive total compensation program, each of the components of which recognizes and rewards individual performance and contributions to our success. This philosophy allows us to attract, retain, and motivate talented executive officers with the skills and abilities needed to drive our desired business results. The specific objectives of our executive compensation program are to:

•	reward our executive officers for the successful achievement of our strategic and financial growth objectives;

•	drive the development of a successful and profitable business through our next phase of growth;

•

attract, motivate, reward, and retain highly qualified executive officers who are important to our success and possess the skills and leadership necessary to continue to grow our business through our next phase of growth;

•

recognize strong performers by offering cash performance-based incentive compensation and equity awards that have the potential to reward individual achievement as well as contributions to our overall success;

•	provide compensation packages that are competitive to peers, the overall competitive market and our performance; and

•	create value for our stockholders and align the interests of our executive officers with those of our stockholders.

Compensation Program Design

Our executive compensation program for fiscal 2018 reflected our stage of development as a growing publicly-traded company which is gaining market share and growing, at scale, faster than the competition and the rate of the market. Accordingly, we design our executive compensation program to provide market-competitive compensation in the form of base salary, an annual cash incentive compensation opportunity, a long-term incentive compensation opportunity in the form of equity awards, including both time-based RSUs and performance-based PSUs, certain employee health and welfare benefits.

We offer cash compensation in the form of base salaries and annual cash incentive compensation opportunities (with semi-annual payouts). Typically, we have structured our annual cash incentive compensation opportunities to focus on the achievement of specific short-term financial and operational objectives that will further our longer-term growth objectives.

Additionally, equity awards for shares of our common stock serve as a key component of our executive compensation program. In fiscal 2018, we granted full value awards, or awards without a purchase price (in the form of RSUs and PSUs), to provide appropriate levels of compensation, to ensure that the recipient receives value for the shares earned regardless of fluctuations in the market price of our common stock, and to promote stockholder value creation (the value of a recipient’s shares increases only as stockholder value increases). As we did with Mr. Arora’s compensation package, in the future, we may introduce other forms of equity awards, as we deem appropriate, that further our objective of providing long-term incentives to our NEOs while promoting stockholder value creation.

Finally, we offer our executive officers standard health and welfare benefits that are generally available to our other employees, including medical, dental, vision, life insurance and a Section 401(k) savings plans.

We have not adopted any formal policies or guidelines for allocating compensation between current and long-term compensation or between cash and non-cash compensation, although we use competitive market data to develop a general framework for establishing the appropriate pay mix. Within this overall framework, our compensation committee reviews each component of executive compensation separately and also takes into consideration the value of each NEO’s compensation package as a whole and its relative value in comparison to our other NEOs.

Our compensation committee evaluates our compensation philosophy and executive compensation program as circumstances require, and reviews executive compensation annually. As part of this review, we expect that our compensation committee will apply our philosophy and the objectives outlined above, together with consideration for the levels of compensation that we would be willing to pay to ensure that our executive compensation remains competitive and that we meet our retention objectives, as well as the cost to us if we were required to find a replacement for a key executive officer.

Compensation-Setting Process

Role of our Compensation Committee

Compensation decisions for our NEOs are made by our compensation committee. Currently, our compensation committee is responsible for reviewing, evaluating and approving the compensation arrangements, plans, policies, and practices for our NEOs and overseeing and administering our cash-based and equity-based compensation plans.

Near the beginning of each fiscal year, our compensation committee, after consulting with our management team and its compensation consultant, considers analysis of compensation data from our compensation peer group as one of several factors that inform its judgment of appropriate parameters for target compensation levels. Our compensation committee generally seeks to provide target total direct compensation that is competitive and, dependent on Company performance and other factors including those set forth below, may pay above, at, or below median levels of our compensation peer group. Our compensation committee does not apply a formula or assign relative weights to specific compensation elements. Our compensation committee believes that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by our executive officers because compensation benchmarking does not take into account the specific performance of our executive officers, our relative size, growth, and performance, or any of our unique circumstances or strategic considerations.

In addition to the foregoing, our compensation committee makes compensation decisions after consideration of many factors, including:

•	The performance and experience of each executive officer;

•	The scope and strategic impact of the executive officer’s responsibilities;

•	Our past business performance and future expectations;

•	Our long-term goals and strategies;

•	The performance of our executive team as a whole;

•	For each executive officer, other than our Chief Executive Officer, the recommendation of our Chief Executive Officer based on an evaluation of his or her performance;

•	The challenge and cost of replacing high-performing leaders with in-demand skills;

•	The past compensation levels of each individual;

•	The relative compensation among our executive officers; and

•	The competitiveness of our compensation relative to our compensation peer group.

At the beginning of each fiscal year, after taking into consideration the factors noted above, our compensation committee makes decisions with respect to any base salary adjustment, and establishes the corporate performance objectives and target annual cash incentive compensation opportunities and equity awards for our executive officers, including our NEOs, for the upcoming fiscal year. With respect to our annual cash incentive compensation plan, our compensation committee determines the applicable target levels for each corporate performance objective used for each applicable quarterly performance measurement period.

Our compensation committee reviews our executive compensation program from time to time, including any incentive compensation plans, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes, and to make any modifications to existing plans and arrangements or to adopt new plans or arrangements.

Role of Management

In carrying out its responsibilities, our compensation committee works with members of our management team, including our Chief Executive Officer (and, prior to his departure, our former Chief Executive Officer) and our Chief Human Resources Officer. Typically, our management team (together with our compensation committee’s compensation consultant) assists our compensation committee in the execution of its responsibilities by providing information on corporate and individual performance, market data with respect to compensation, and management’s perspective and recommendations on compensation matters.

In fiscal 2018, except with respect to his own compensation, our former Chief Executive Officer made recommendations to our compensation committee regarding compensation matters, including the compensation of our executive officers. In addition, our former Chief Executive Officer participated in meetings of our compensation committee, except with respect to discussions involving his own compensation, in which case he is not present for that portion of the meeting.

While our compensation committee solicits the recommendations and proposals of our Chief Executive Officer with respect to compensation-related matters, these recommendations and proposals are only one factor in our compensation committee’s decision-making process.

Role of Compensation Consultant

Our compensation committee has the authority to retain the services of external advisors, including compensation consultants, legal counsel and other advisors, from time to time, as it sees fit, in connection with carrying out its duties.

In fiscal 2018, our compensation committee continued to engage Compensia, Inc. (“Compensia”), a national compensation consulting firm, to assist us in executing our executive compensation strategy and guiding principles, assessing the current target total direct compensation opportunities of our executive officers, including comparing them against competitive market practices, developing a compensation peer group and advising on potential executive compensation decisions for fiscal 2018. In addition, Compensia provided a market analysis to our compensation committee in connection with the recruitment and hiring of Mr. Arora as our Chief Executive Officer and Chairman of the Board.

Compensia does not provide any services to us other than the services provided to our compensation committee. Our compensation committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the NYSE, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for our compensation committee.

Use of Competitive Data

To assess the competitiveness of our executive compensation program and to assist in setting compensation levels, we refer to industry surveys, including the Radford High-Technology Executive Compensation Survey. In addition, during fiscal 2018, Compensia conducted an analysis of market data on the compensation peer group as approved by our compensation committee.

Competitive Positioning

In fiscal 2018, our compensation committee continued to compare and analyze our executive compensation with that of a formal compensation peer group of companies.

In the context of our annual executive compensation review, with assistance from Compensia and input from management, our compensation committee approved a peer group of publicly-traded technology companies, which met some or all of the following criteria: (i) operated in a high-technology industry, focusing on software, hardware and networking companies; (ii) annual revenue approximately between approximately $925 million and $3.7 billion; (iii) revenue growth greater than 20%; (iv) a market capitalization between approximately $3.4 billion and $40.8 billion; and (v) a market capitalization as a multiple of annual revenue that was greater than three. As a result of the application of these criteria, we removed the following companies from our 2017 compensation peer group: LinkedIn, Inc., which was acquired, NetSuite, Inc., which was acquired and each of CheckPoint Software, Inc. and VeriSign, Inc., because they no longer met our growth and/or market capitalization requirements and were not sufficiently relevant comparable companies. In addition, we added MicroChip Technology Incorporated, Square, Inc., SS&C Technologies Holdings, Inc. and Veeva Systems Inc. which satisfied the above described criteria. The remainder of the peer group is unchanged.

The following publicly-traded companies made up our compensation peer group for the compensatory decisions made during fiscal 2018:

Akamai Technologies, Inc. Arista Networks Inc. Autodesk, Inc. F5 Networks Inc. FireEye, Inc. Fortinet Inc.	MicroChip Technology Incorporated PayChex, Inc. Red Hat, Inc. ServiceNow, Inc. Square, Inc. Splunk Inc.	SS&C Technologies Holdings, Inc. Tableau Software, Inc. Veeva Systems Inc. Workday, Inc.

Compensia supplements the peer data with compensation data from surveys of similarly sized companies and uses this combination of market data to provide an analysis of compensation for executives holding positions comparable to the positions of our executive officers from the companies in our compensation peer group. Our compensation committee uses the market data as one reference point in determining the compensation of our executive officers. While our compensation committee focuses on compensation at or above the 50th percentile, our compensation committee considers other factors in setting actual compensation. Such factors include our growth and scale; our recent performance against financial targets; the overall competitive market for our executives; the value of each executive’s position; the skills, tenure, and experience of our executives; the alignment between the market based positions and the actual responsibilities of our executives; each executive’s performance; our executives’ expected future contributions; the incentives provided to our executives to stay with us and drive our continued growth; prior to our former Chief Executive Officer’s resignation, his recommendations (except with respect to his own compensation), internal parity considerations; the value of each executive’s unvested equity holdings; the dilutive effect of our long-term incentive compensation program; the overall impact that these equity awards would have on stockholder value; the results of each annual stockholder advisory vote on the compensation of our executives; and stockholder feedback on our executive compensation program.

Fiscal 2018 Executive Compensation Program Components

The following describes each component of our executive compensation program, the rationale for each, and how the compensation amounts and awards were determined for fiscal 2018.

Base Salary

Base salary is the primary fixed component of our executive compensation program. We use base salary to compensate our NEOs for services rendered during the fiscal year and to ensure that we remain competitive in attracting and retaining executive talent. Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers.

Thereafter, our compensation committee reviews the base salaries of each NEO annually and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a NEO’s performance, contributions, responsibilities, experience, current salary level, position (in the case of a promotion), and market positioning, as appropriate.

In October 2017, in connection with its review of our executive compensation program, our compensation committee approved adjustments to the base salaries of Messrs. McLaughlin, Bonvanie, Anderson, and Klarich to be effective November 1, 2017, to reflect the competitive market, each individual’s responsibilities and to recognize each individual’s performance. The approved base salary increases for each NEO, are as set forth below.

Named Executive Officer	Base Salary at End of Fiscal 2017 ($)	Base Salary Effective November 1, 2017 ($)	Percentage Increase
Mr. McLaughlin	750,000	900,000	20%
Mr. Tomlinson	475,000	475,000	0%
Mr. Bonvanie	365,000	400,000	9.6%
Mr. Anderson	740,000	775,000	4.7%

The relatively larger increase for Mr. McLaughlin reflected an existing base salary that was on the lower end with respect to our compensation peer group, the significance of his responsibilities expected in fiscal 2018 and beyond and his strong performance that warranted a more competitive base salary relative to our compensation peer group.

Mr. Klarich’s base salary for fiscal 2018 was $550,000.

The total base salaries of our NEOs paid for fiscal 2018, are set forth in the “Fiscal 2018 Summary Compensation Table” below.

Short-Term Cash Incentive Compensation

We use short-term cash incentive compensation to motivate our NEOs to achieve our annual financial and operational objectives, while making progress towards our longer-term strategic and growth goals. Typically, near the beginning of each fiscal year, our compensation committee adopts an incentive compensation plan for that fiscal year, which identifies the plan participants and establishes the target annual cash incentive compensation opportunity for each participant, the performance measures to be used to determine whether to make payouts for the fiscal year and the associated target levels for each measure, and the potential payouts based on actual performance for the fiscal year. Typically, annual cash incentive compensation payouts have been determined after the end of the applicable performance period based on our performance against one or more financial and/or operational performance objectives for the performance period as set forth in our annual operating plan.

Fiscal 2018 Incentive Compensation Plan. In August 2017, our compensation committee adopted and approved a sub-plan under our omnibus Employee Incentive Compensation Plan for fiscal 2018 (the “Fiscal 2018 Incentive Compensation Plan”). The Fiscal 2018 Incentive Compensation Plan provided for potential performance-based incentive payouts to all employees not paid commissions, including our NEOs. Further, the Fiscal 2018 Incentive Compensation Plan provided opportunities for annual cash incentive compensation payouts based on our actual achievement of pre-established corporate financial objectives as set forth in our annual operating plan. The target levels for the financial objectives in our annual operating plan were set at levels determined to be challenging and requiring substantial skill and effort on the part of senior management. The Fiscal 2018 Incentive Compensation Plan included quarterly performance periods with semi-annual payouts, including a potential accelerator and discretionary “over-performance” pool payable at the end of the year.

Target Annual Incentive Compensation Opportunities. As in prior years, the target annual cash incentive compensation opportunities for our NEOs were expressed as a percentage of their respective base salaries. In October 2017, in connection with its review of our fiscal 2018 executive compensation program, our compensation committee decided to maintain the percentage for all NEOs’ target annual cash incentive compensation opportunities, with the exception of Mr. McLaughlin whose percentage decreased 10% and Mr. Bonvanie whose percentage increased 10%, at their fiscal 2017 levels. However, due to the base salary increases described above, the dollar amount of the target annual cash incentive compensation opportunities increased for each of our NEOs, including Mr. McLaughlin. These base salary adjustments were generally intended so that the total target cash compensation opportunity for each NEO would be in line with the competitive market data (as reflected by our compensation peer group). For clarity, the adjustments approved in October 2017 were effective as of the second quarter of fiscal 2018 and the target annual incentive compensation opportunities for the first quarter of fiscal 2018 were the same as those at the end of fiscal 2017. The target annual incentive compensation opportunities established under the Fiscal 2018 Incentive Compensation Plan for our NEOs were:

Named Executive Officer	Target Annual Incentive Compensation Opportunity (as a % of base salary) at end of Fiscal 2017	Target Annual Incentive Compensation Opportunity (as a % of base salary) effective as of 2nd quarter Fiscal 2018	Fiscal 2018 Target Annual Incentive Compensation Opportunity ($)*
Mr. McLaughlin	110%	100%	881,280
Mr. Tomlinson	60%	—	285,000
Mr. Bonvanie	50%	60%	225,625
Mr. Anderson	60%	60%	459,750

*

The aggregate target annual cash incentive compensation opportunity for fiscal 2018, was determined with the first fiscal quarter target calculated based on the target annual incentive compensation opportunity in effect prior to the October 2017 adjustment, and the remaining three fiscal quarters calculated based on the target annual cash incentive compensation opportunity as adjusted for the base salary increases approved in October 2017.

Mr. Klarich’s target annual cash incentive compensation opportunity was 60% of his annual base salary.

Corporate Performance Measures. For purposes of funding the Fiscal 2018 Incentive Compensation Plan, our compensation committee selected revenue and earnings per share as the corporate performance measures. Our compensation committee chose revenue as a performance measure because we are currently focused on growing our business and revenue is a key metric during this stage of our growth and enhances long-term value creation for our stockholders. Our compensation committee chose earnings per share as a performance measure because it is an important profitability measure tied to management performance and how much profit we are generating for our stockholders.

In order to receive a payout under the Fiscal 2018 Incentive Compensation Plan both corporate performance measures needed to meet minimum pre-established achievement levels for the relevant performance period. For purposes of the Fiscal 2018 Incentive Compensation Plan, (x) “revenue” was defined as GAAP revenue as reflected in our quarterly and annual financial statements, consistent with our annual operating plan; and (y) “earnings per share” was defined as non-GAAP net income per share as reflected in our quarterly earnings press releases furnished to the SEC, adjusted to exclude the effects of incentives paid out under our Fiscal 2018 Incentive Compensation Plan.

Performance Requirements. Under the Fiscal 2018 Incentive Compensation Plan, funding would be made with respect to any particular quarter only if both 97% of the applicable fiscal quarter’s revenue target and 91% of the applicable fiscal quarter’s earnings per share target are achieved, each as set forth in the Fiscal 2018 Incentive Compensation Plan. Achievement of 100% of both performance targets (on an annual aggregated basis) would have paid out at 100% of the target annual cash incentive compensation opportunity, and achievement of 102% of the revenue target and 106% of the earnings per share target would have paid out at 110% of the target annual cash incentive compensation opportunity (with any such payment in excess of 100% of the target annual cash incentive compensation opportunity referred to as an accelerator).

Achievement above the minimum achievement required for each fiscal quarter would result in a pro-rated non-linear payout based on the payout percentages specified in the Fiscal 2018 Incentive Compensation Plan. With respect to achievement in excess of 110%, such performance could be rewarded at the end of the fiscal year using a discretionary “over-performance” pool that would be funded at 200% of each NEO’s applicable target annual cash incentive compensation opportunity, less any accelerator.

Our compensation committee could use its discretion to adjust down the actual cash incentive compensation payout. To inform its decision whether to exercise discretion under the Fiscal 2018 Incentive Compensation Plan, our compensation committee could consider metrics in our annual operating plan other than revenue or earnings per share to balance the focus of our short-term incentive compensation program or any other factors or considerations that it deemed relevant, such as one-time accounting adjustments, any item deemed outside of normal operations, and any other extraordinary circumstances.

The total payouts under the Fiscal 2018 Incentive Compensation Plan (which includes any accelerator and/or discretionary payments) were capped at 300% of the target amounts.

For fiscal 2018, our revenue increased by $511.5 million to $2.3 billion compared to fiscal 2017 and our non-GAAP earnings per share increased by $1.28 per share compared to fiscal 2017. In light of our strong revenue and earnings per share performance in 2018, we achieved, on an aggregated basis, approximately 103% of our revenue targets and approximately 107% of our earnings per share targets. We exceeded our revenue and earnings per share targets, which would have paid at approximately 117.5% (assuming full payout of accelerator and discretionary payments), on an annual aggregated basis, our compensation committee examined other factors and considerations beyond the level of achievement of the performance targets that it deemed to be relevant to determining our overall performance in fiscal 2018, and our compensation committee accordingly decided to pay our NEOs (other than Mr. Arora) between approximately 116% to 117% of target on an aggregated annual basis under our Fiscal 2018 Incentive Compensation Plan.

The annual cash incentive award payouts made to our NEOs for fiscal 2018 under the Fiscal 2018 Incentive Compensation Plan are set forth in the “Fiscal 2018 Summary Compensation Table” below.

Equity Compensation

Following our initial public offering, through fiscal 2016, we granted time-based equity awards to our NEOs. In fiscal 2017, we made significant changes to our compensation program with the introduction of performance-based equity awards, along with time-based equity awards. For fiscal 2018, the long-term incentive compensation opportunities of our executive officers consisted of 50% time-based restricted stock unit awards (“RSUs”) and 50% performance-based stock unit awards (“PSUs”).

For fiscal 2018, our compensation committee decided to continue granting both time-based and performance-based equity awards. In October 2017, in consultation with Compensia, we granted equity awards consisting of 50% RSUs and 50% PSUs to Messrs. McLaughlin, Bonvanie, Anderson, and Klarich after reviewing the equity compensation for our NEOs to assess whether each NEO was properly incentivized and rewarded.

For the PSUs, the target number of shares set forth in the table below represents the target number of shares eligible to be earned and subsequently vest upon achievement of the target performance on the billings metric for fiscal 2018. For purposes of the PSU target billings metric, “billings” was defined as total revenue plus the change in total deferred revenue, net of acquired deferred revenue, during fiscal 2018, and further adjusted to exclude post acquisition related billings. The PSUs reflect our compensation committee’s continued commitment to incorporating performance measures into our long-term equity incentive program. The actual number of shares subject to the PSUs earned and eligible to vest was determined after the one-year performance period, based on achievement of the pre-established billings target in fiscal 2018. Our compensation committee believed that setting a one-year performance measurement period for the PSUs was appropriate in fiscal 2018 because our growth and historical financial outperformance continues to make the establishment of appropriate multi-year billings metrics difficult.

The number of PSU shares that would be eligible for time-based vesting was to be determined as follows:

•	if we achieved 90% of the billings target, then 50% of the shares subject to the PSUs would be eligible for vesting;

•	if we achieved 100% of the billings target, then 100% of the shares subject to the PSUs would be eligible for vesting; and

•	if we achieved 110% or more of the billings target, then 120% of the shares subject to the PSUs would be eligible for vesting.

If we achieved less than 90% of the billings target, then all of the shares subject to the PSUs would be forfeited. If performance was between the applicable tiers described above, then the payout of the PSUs eligible for vesting scaled linearly.

Once the number of PSUs that satisfied the billings performance measure described above was determined, those earned PSU shares were eligible to vest on the same vesting schedule as the fiscal 2018 RSUs awarded to such executive officer. However, the quarterly vesting component for the PSUs was not satisfied until the performance achievement was determined by our compensation committee after the end of fiscal 2018, in essence creating a one-year “cliff” vesting requirement for the PSUs. Our compensation committee believes that the addition of a time-based vesting schedule for any earned PSU shares is important to provide additional long-term incentives for our highly valuable executive officers. Under this approach, while the threshold performance-period was one year, the imposition of a three-year additional time-vesting period was a way to balance the difficulty of setting multi-year performance goals while providing a longer-term incentive with back-end loaded vesting schedules.

In fiscal 2018, we achieved $2.9 billion in billings. In accordance with the payout attainment scale under the fiscal 2018 PSUs, our compensation committee determined that 102.8% of the billings metric payout was achieved, resulting in 105.51% of each NEO’s target PSU becoming earned PSU shares that are eligible for vesting based on the time-based vesting schedule.

The RSU awards approved by our compensation committee are set forth in the table below. Our compensation committee determined that the RSUs should vest over four years. Specifically:

(1)

With respect to equity awards granted to Messrs. McLaughlin and Ms. Bonanno, one-sixteenth of the shares subject to such award would vest on January 20, 2018, and the remaining shares would vest in equal increments quarterly thereafter in the second, third and fourth years, subject to their individual continued employment with us.

(2)

With respect to Mr. Bonvanie’s equity award, 20% of the shares subject to such award would vest in equal increments each quarter in the first year, 40% of the shares subject to such award would vest in equal increments each quarter in the second year, and 20% of the shares subject to such award would vest in equal increments each quarter in the third and fourth years, subject to his continued employment with us.

(3)

With respect to Mr. Anderson’s equity award, 18.75% of the shares subject to such award would vest in equal increments each quarter in the first year, 31.25% of the shares would vest in equal increments each quarter in the second and third years, and 18.75% of the shares would vest in equal quarterly amounts in the fourth year, subject to his continued employment with us.

(4)

With respect to Mr. Klarich’s equity award, 25% of the shares subject to such award would vest in equal increments each quarter in the first year, 37.5% of the shares subject to the award would vest in equal increments each quarter in the second year; 25% of the shares subject to the award would vest in equal increments each quarter in the third year and 12.5% of the shares subject to such award would vest in equal increments each quarter in the fourth year, subject to his continued employment with us.

On August 29, 2017, Mr. Tomlinson, our former Executive Vice President, Chief Financial Officer, notified us of his intention to retire and resign from his position. As a result of this notification, our compensation committee determined to not grant any equity awards to Mr. Tomlinson in fiscal 2018.

In determining the aggregate value of each NEO’s fiscal 2018 equity award, our compensation committee considered the growth and scale of our business; recent performance against financial targets; the overall competitive market for our NEOs; the value of the NEO’s position; the individual achievement of the NEO; in the cases of Ms. Bonanno and Mr. Klarich, their appointment as our Executive Vice President, Chief Financial Officer and Executive Vice President, Chief Product Officer, respectively; the NEO’s expected future contributions; the skills, tenure, and experience of the NEO; the alignment between the market based position and the actual responsibilities of the NEO; the incentives provided by such equity awards to the NEO to stay with us and drive our continued growth; prior to our former Chief Executive Officer’s resignation, his recommendations (except with respect to his own equity award); the competitive market data prepared by its compensation consultant; the value of the NEO’s vested and unvested equity holdings; internal pay parity considerations; the dilutive effect of our long-term incentive compensation program; and the overall impact that these equity awards would have on stockholder value.

Our compensation committee determined that the sizes of these awards were appropriate due to (x) the significance of our NEOs’ expected responsibilities in fiscal 2018 and beyond, (y) their strong performance that warranted a higher compensation relative to our compensation peer group, and (z) the need to provide them with an appropriate opportunity for reward based on the creation of long-term stockholder value. The chart below sets forth the number of RSUs, the target number of PSUs granted in October 2017 by our compensation committee and the number of shares of our common stock subject to the PSUs that were earned as determined by our compensation committee, as follows:

Named Executive Officer	RSUs Granted in October 2017* (number of shares)	PSUs Granted in October 2017* (number of shares)	Earned PSUs (number of shares)
Mr. McLaughlin	41,658	41,658	43,953
Ms. Bonanno	11,968	11,968	12,627
Mr. Bonvanie	17,357	17,357	18,313
Mr. Anderson	27,772	27,772	29,302
Mr. Klarich	27,772	27,772	29,302

*	November 2017 for Ms. Bonanno

The equity awards granted to our NEOs during the fiscal year ended July 31, 2018, are set forth in the “Fiscal 2018 Summary Compensation Table” and the “Fiscal 2018 Grants of Plan-Based Awards Table” below.

Welfare and Other Employee Benefits. We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently match contributions made to the plan by our employees up to $1,000, including our NEOs. In fiscal 2018, Ms. Bonanno and Messrs. Tomlinson, Anderson and Klarich participated in our Section 401(k) retirement plan. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code, or the Code, so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our NEOs on the same basis as all of our full-time employees in the country in which they are resident. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits. In fiscal 2018, we provided limited perquisites to Mr. Anderson. We provided him with spousal travel and expenses to an annual vacation award for top sales performers.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual NEO in the performance of his or her duties, to make our NEOs more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our compensation committee.

Employment Agreements

Each of our NEOs is a party to an employment arrangement setting forth the material terms of his or her employment. For a summary of the material terms and conditions of these arrangements, see the section titled “ —Executive Employment Agreements.”

Post-Employment Compensation

The employment arrangement for each of our NEOs includes payments and/or benefits related to an involuntary termination of employment, including in connection with a change in control of our company on a double trigger basis. We believe that these protections assist us in retaining these individuals. We also believe that these protections serve our executive retention objectives by helping our NEOs maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control of our company. The terms of these post-employment compensation arrangements were determined after our board of directors and compensation committee reviewed our retention goals for each NEO and an analysis of relevant market data.

For a summary of the material terms and conditions of these post-employment compensation arrangements, see the sections titled “—Executive Employment Agreements” and “—Potential Payments Upon Termination or Change in Control.”

Other Compensation Policies

Stock Ownership Policy

Our board of directors believes that our executive officers and the non-employee members of our board of directors should hold a meaningful financial stake in our company to closely align their interests with those of our stockholders and therefore adopted stock ownership guidelines in fiscal 2017. Under these guidelines, our Chief Executive Officer and executive officers who report directly to our Chief Executive Officer are required to achieve ownership of our common stock within five years of the later of August 26, 2016 or such executive officer’s hire, appointment or election date as applicable, at the following levels:

•	Our Chief Executive Officer must own the lesser of (i) common stock with a value of five times his or her annual base salary or (ii) 22,000 shares; and

•	Each executive officer must own the lesser of (i) common stock with a value of his or her annual base salary or (ii) 3,825 shares.

The base salary multiples above are consistent with current market practices, and the alternative share number thresholds are intended to provide our executive officers with certainty as to whether the guidelines are met, regardless of our then-current stock price.

Compensation Recovery Policy

During fiscal 2018, we adopted a Clawback Policy pursuant to which we may seek the recovery of performance-based incentive compensation paid by us. The Clawback Policy applies to our Chief Executive Officer and to all officers who report directly to the Chief Executive Officer, including our NEOs. The Clawback Policy provides that if (i) we restate our financial statements as a result of a material error; (ii) the amount of cash incentive compensation or performance-based equity compensation that was paid or is payable based on achievement of specific financial results paid to a participant would have been less if the financial statements had been correct; (iii) no more than two years have elapsed since the original filing date of the financial statements upon which the incentive compensation was determined; and (iv) our compensation committee unanimously concludes, in its sole discretion, that fraud or intentional misconduct by such participant caused the material error and it would be in our best interests to seek from such participant recovery of the excess compensation, then our compensation committee may, in its sole discretion, seek repayment from such participant.

Hedging and Pledging Policies

Our insider trading policy prohibits our executive officers and members of our board of directors from engaging in derivative securities transactions, including hedging, with respect to our common stock and from pledging company securities as collateral or holding company securities in a margin account.

Risk Assessment and Compensation Practices

Our management assesses and discusses with our compensation committee our compensation policies and practices for our employees as they relate to our risk management, and based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us. In reaching this conclusion, we have considered, among other things, the following factors:

•

our incentive compensation plan reflects a pay for performance philosophy that rewards our NEOs and other eligible employees for achievement of performance targets, and historically, we reserve the payment of discretionary bonuses for extraordinary performance and achievement;

•	our equity awards include multi-year vesting schedules requiring long-term employee commitment;

•	we regularly monitor short-term and long-term compensation practices to determine whether management’s objectives are satisfied; and

•

for our Fiscal 2018 Incentive Compensation Plan, we instituted a per person cap of 300% of the target incentive compensation opportunity for each quarter to manage costs and to limit any potential risks related to short-term incentives.

Tax and Accounting Considerations

Deductibility of Executive Compensation. Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and certain other highly compensated executive officers in any taxable year. For tax years beginning before January 1, 2018, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code.

The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that the compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017, that have not been subsequently materially modified.

While our compensation committee is mindful of the benefit of being able to fully deduct the compensation paid to our NEOs, our compensation committee believes that we should retain the flexibility to provide compensation to our NEOs that is not fully tax deductible when it believes that such payments are appropriate to attract and retain executive talent or meet other business objectives. Our compensation committee intends to continue to compensate our NEOs in a manner consistent with the best interest of our company and our stockholders.

Taxation of “Parachute” Payments. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any of our NEOs with a “gross-up” or other reimbursement payment for any tax liability that the NEO might owe as a result of the application of Sections 280G or 4999 during fiscal 2018, and we have not agreed and are not otherwise obligated to provide any NEO with such a “gross-up” or other reimbursement.

Accounting for Share-Based Compensation. We follow ASC Topic 718 for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based compensation awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Report of the Compensation Committee

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, our compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of our board of directors:

Asheem Chandna (Chair)

Carl Eschenbach

James J. Goetz

Daniel J. Warmenhoven

Fiscal 2018 Summary Compensation Table

The following table presents summary information regarding the compensation paid to, or earned by, our Named Executive Officers for our fiscal year ended July 31, 2018.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)		Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Nikesh Arora (2) Chief Executive Officer	2018	155,768	59,684,001	(3)	65,022,367	(4)	206,548	152	(5)	125,068,836
Mark D. McLaughlin (6) Former Chief Executive Officer	2018	862,500	12,464,907	(7)	—		1,027,950	914	(8)	14,356,271
	2017	712,500	9,625,986		—		—	30,652		10,369,138
	2016	575,000	5,799,986		—		302,288	1,734		6,679,009
Kathleen Bonanno (9) Chief Financial Officer	2018	385,100	3,623,671	(7)	—		256,298	1,576	(10)	4,266,645
Mark Anderson President	2018	766,250	8,309,938	(7)	—		535,545	15,913	(11)	9,627,646
	2017	730,000	5,775,532		—		—	25,066		6,530,598
	2016	693,750	37,029,366		—		204,858	38,247		37,966,221
René Bonvanie Chief Marketing Officer	2018	391,250	5,193,562	(7)	—		264,745	1,914	(11)	5,851,471
	2017	361,250	2,887,618		—		—	1,914		3,250,782
	2016	337,500	12,695,719		—		81,193	—		13,114,413
Lee Klarich (12) Chief Product Officer	2018	531,250	8,309,938	(7)	—		372,540	1,914	(11)	9,215,642
Steffan C. Tomlinson (13) Former Chief Financial Officer	2018	278,910	—		—		—	1,609	(14)	280,519
	2017	456,250	3,850,157		—		—	1,914		4,308,321
	2016	393,750	15,869,606		—		116,169	—		16,379,525

(1)

The amounts reported in the Stock Awards and Option Awards columns represent the grant date fair value of the restricted stock awards/units and stock options to purchase shares of our common stock and investment restricted stock units granted to our Named Executive Officers as computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the restricted stock awards/units and stock options reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on September 13, 2018. Note that the amounts reported in these column do not correspond to the actual economic value that may be received by our Named Executive Officers from their restricted stock awards/units or stock options.

(2)	Nikesh Arora was appointed Chief Executive Officer of our company effective June 6, 2018.
(3)

The amounts reported in the Stock Awards column for fiscal 2018 include time-based restricted stock units and investment restricted stock units granted to Mr. Arora in connection with his appointment as Chief Executive Officer. See the section entitled “Compensation Arrangements with Mr. Arora” for a description of these awards.

(4)

The amount reported in the Option Awards column for fiscal 2018 consist of a performance option. The value of the performance option at the date of grant was $65,022,367, assuming the highest level of the performance condition is satisfied. See the section entitled “Compensation Arrangements with Mr. Arora” for a description of this option.

(5)	Represents life insurance premiums of $100 and disability insurance premiums.
(6)	Mark D. McLaughlin served as Chief Executive Officer of our company until June 6, 2018.
(7)

The amounts reported in the Stock Awards column for fiscal 2018 include awards that were granted 50% in time-based restricted stock units and 50% in performance-based restricted stock units. With respect to the performance-based restricted stock units, the grant date fair value assumes achievement at 100% target level. Accordingly, 50% of the amounts reported represent the time-based restricted stock units and 50% of the amounts reported represent performance-based stock units. Assuming the highest level of the performance conditions is satisfied, the following are the values of the performance-based awards at the date of grant: Mr. McLaughlin, $7,479,004; Mr. Anderson, $4,985,903; Ms. Bonanno, $2,174,263; Mr. Bonvanie, $3,116,077; and Mr. Klarich, $4,985,903. Mr. Tomlinson did not receive any equity awards in fiscal 2018.

(8)	Represents life insurance premiums of $600 and disability insurance premiums.
(9)	Kathleen Bonanno was appointed Chief Financial Officer of our company effective November 22, 2017.
(10)	Represents life insurance premiums of $576 and 401(k) plan matching contributions by our company of $1,000.
(11)

Represents life insurance premiums of $600, disability insurance premiums of $314, and 401(k) plan matching contributions by our company of $1,000. For Mr. Anderson, this also includes $13,999 for spousal travel and expenses to an annual vacation award for top sales performers

(12)	Lee Klarich was appointed Chief Product Officer of our company effective August 29, 2017.
(13)	Steffan Tomlinson resigned as our company’s Chief Financial Officer effective November 22, 2017.
(14)	Represents life insurance premiums of $400, disability insurance premiums of $209, and 401(k) plan matching contributions by our company of $1,000.

CEO Pay Ratio

Under SEC rules, we are required to provide information regarding the relationship between the annual total compensation of our CEO and the annual total compensation of our median employee. Because we had two different CEOs during the fiscal year, the SEC rules permit us to choose one of those CEOs for this pay ratio disclosure. We chose to present the CEO pay-ratio for Mr. McLaughlin and that of our median employee as (1) Mr. McLaughlin served as our CEO through June 6, 2018, (2) Mr. Arora served as our CEO for less than a quarter and (3) Mr. Arora received significant new hire awards as part of our efforts to recruit him as our new CEO which are not representative of our typical CEO pay practices. For our last completed fiscal year, which ended July 31, 2018:

•

The median of the annual total compensation of all employees (other than Mr. McLaughlin) of ours (including our consolidated subsidiaries was approximately $223,885. This annual total compensation is calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, and reflects, among other things, salary, all bonuses earned, commissions, other cash payments, PTO payouts, allowance, employer benefit and 401(k) contribution matches, ESPP purchase gain, and the aggregate “grant date fair value” of RSU awards granted during the 12- month period ended July 31, 2018.

•	Mr. McLaughlin’s annual total compensation, as reported in the 2018 Summary Compensation Table included in this Proxy Statement, was $14,356,271.

•	Based on the above, for fiscal 2018, the ratio of Mr. McLaughlin’s annual total compensation to the median of the annual total compensation of all employees was approximately 64 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended, and based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.

The methodology we used to calculate the pay ratio is described below.

•

We determined the median of the annual total compensation of our employees as of May 1, 2018 at which time we (including our consolidated subsidiaries) had approximately 5,139 full-time and part-time employees, including interns, approximately 3,275 of who are U.S. employees, and approximately 1,864 (or approximately 36% of our total employee population) of who are located outside of the United States. As permitted under the SEC rules, we then determined the median employee as of such date by excluding individuals from certain jurisdictions totaling approximately 1% of our workforce, leaving 5,092 employees in our median analysis. The countries (and populations) excluded were as follows: Argentina (2), Chile (2), Colombia (2), Costa Rica (1), Egypt (2), Hungary (1), Indonesia (15), Pakistan (2), Peru (2), the Philippines (10), South Africa (2), Tunisia (2), and Vietnam (4).

•

We then compared the sum of (i) the annual base salary of each of these employees for fiscal 2018, plus (ii) the total annual cash incentive bonus, commission or other cash compensation, as applicable, earned by each of these employees for fiscal 2018 as reflected in our payroll records, plus (iii) the aggregate employer benefit, 401(k) contribution benefits and ESPP purchase gains, plus (iv) the aggregate grant date fair value of equity awards (as determined in accordance with footnote 1 to the Fiscal 2018 Summary Compensation Table) granted to these employees in fiscal 2018, to determine the median employee. Compensation paid in foreign currency was converted to U.S. dollars using a spot exchange rate on May 1, 2018. In determining the median total compensation of all employees, we did not make any cost of living adjustments to the compensation paid to any employee outside the U.S.

Once we identified our median employee, we estimated the median employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, yielding the median annual total compensation disclosed above. With respect to Mr. McLaughlin’s annual total compensation, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table.

Fiscal 2018 Grants of Plan-Based Awards

The following table presents information regarding the amount of equity awards granted to our Named Executive Officers during our fiscal year ended July 31, 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Mr. Arora	—	—	155,768	467,304	—	—	—	—	—	—	—
	6/7/18	—	—	—	—	—	—	—	1,158,100	—	65,022,367
	6/7/18	—	—	—	—	—	—	198,597	—	—	39,421,505
	6/18/18	—	—	—	—	—	—	95,650	—	—	20,262,496
Mr. McLaughlin	—	—	881,250	2,643,750	—	—	—	—	—	—	—
	10/20/17	—	—	—	20,829	41,658	49,990	—	—	—	6,232,453
	10/20/17	—	—	—	—	—	—	41,658	—	—	6,232,453
Mr. Anderson	—	—	459,750	1,379,250	—	—	—	—	—	—	—
	10/20/17	—	—	—	13,886	27,772	33,326	—	—	—	4,154,969
	10/20/17	—	—	—	—	—	—	27,772	—	—	4,154,969
Ms. Bonanno	—	—	214,733	644,199	—	—	—	—	—	—	—
	11/22/17	—	—	—	5,984	11,968	14,362	—	—	—	1,811,836
	11/22/17	—	—	—	—	—	—	11,968	—	—	1,811,836
Mr. Bonvanie	—	—	225,625	676,875	—	—	—	—	—	—	—
	10/20/17	—	—	—	8,679	17,357	20,828	—	—	—	2,596,781
	10/20/17	—	—	—	—	—	—	17,357	—	—	2,596,781
Mr. Klarich	—	—	318,750	956,250	—	—	—	—	—	—	—
	10/20/17	—	—	—	13,886	27,772	33,326	—	—	—	4,154,969
	10/20/17	—	—	—	—	—	—	27,772	—	—	4,154,969
Mr. Tomlinson	—	—	285,000	855,000	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—

(1)

Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns relate to target incentive compensation opportunities under the Fiscal 2018 Incentive Compensation Plan and assumes achievement at target levels for our corporate performance measures. For achievement in excess of target, overperformance could be rewarded with a payout of up to an additional 200% of each Named Executive Officer’s target (for a maximum payment of 300% each Named Executive Officer’s target). The actual amounts paid to our Named Executive Officers are set forth in the “Fiscal 2018 Summary Compensation Table” above and the calculation of the actual amounts paid is discussed more fully in the section titled “Executive Compensation—Executive Compensation Program Components.”

(2)

Represents performance-based stock awards which were granted under our Palo Alto Networks, Inc. 2012 Equity Incentive Plan. For more information, see the section titled “Discussion of our Fiscal 2018 Executive Compensation Program—Fiscal 2018 Executive Compensation Program Components—Equity Compensation”.

(3)	The restricted stock unit awards and in the case of Mr. Arora the Performance Options were made under the Palo Alto Networks, Inc. 2012 Equity Incentive Plan.
(4)

The amounts reported in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair value of the restricted stock unit awards. Investment RSUs and Performance Options granted in fiscal 2018, calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the restricted stock unit awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on September 13, 2018. Note that the amounts reported in this column do not correspond to the actual economic value that may be received by our Named Executive Officers from their restricted stock unit awards.

Fiscal 2018 Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding stock options and other equity awards held by our Named Executive Officers as of July 31, 2018.

Named Executive Officer	Grant Date		Option Awards— Number of Securities Underlying Unexercised Options (#) Exercisable	Option Awards— Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Awards— Option Exercise Price ($)	Option Awards— Option Expiration Date	Stock Awards— Number of Shares or Units of Stock That Have Not Vested (#)	Stock Awards— Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Mr. Arora	6/7/2018	(2)	—	—	—	—	198,597	39,373,841
	6/18/2018	(3)	—	—	—	—	95,650	18,963,569
	6/7/2018	(4)	—	1,158,100	$198.50	6/6/2028		—
Mr. McLaughlin	10/20/2017	(5)	—	—	—	—	33,848	6,710,704
	10/20/2017	(6)	—	—	—	—	41,658	8,259,115
	10/20/2016	(7)	—	—	—	—	32,402	6,424,021
	10/20/2016	(8)	—	—	—	—	17,707	3,510,590
	11/20/2015	(9)	—	—	—	—	5,654	1,120,962
	9/30/2011	(10)	558,024	—	10.77	9/29/2021	—	—
Mr. Anderson	10/20/2017	(11)	—	—	—	—	23,869	4,732,268
	10/20/2017	(12)	—	—	—	—	27,772	5,506,077
	10/20/2016	(13)	—	—	—	—	15,360	3,045,274
	10/20/2016	(14)	—	—	—	—	8,394	1,664,194
	11/20/2015	(15)	—	—	—	—	46,410	9,201,247
Ms. Bonanno	11/22/2017	(16)	—	—	—	—	9,724	1,927,880
	11/22/2017	(17)	—	—	—	—	11,968	2,372,776
	7/20/2017	(18)	—	—	—	—	8,302	1,645,955
	10/20/2016	(19)	—	—	—	—	3,645	722,658
	7/28/2016	(20)	—	—	—	—	213	42,229
	11/20/2015	(21)	—	—	—	—	1,856	367,971
Mr. Bonvanie	10/20/2017	(22)	—	—	—	—	14,756	2,925,525
	10/20/2017	(23)	—	—	—	—	17,357	3,441,199
	10/20/2016	(24)	—	—	—	—	6,885	1,365,020
	10/20/2016	(25)	—	—	—	—	6,885	1,365,020
	11/20/2015	(26)	—	—	—	—	15,471	3,067,280
Mr. Klarich	10/20/2017	(27)	—	—	—	—	22,567	4,474,133
	10/20/2017	(28)	—	—	—	—	27,772	5,506,077
	10/20/2016	(29)	—	—	—	—	15,360	3,045,274
	10/20/2016	(30)	—	—	—	—	8,394	1,665,194
	11/20/2015	(31)	—	—	—	—	37,129	7,361,196
Mr. Tomlinson (32)	—		—	—	—	—	—	—

(1)

The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable Named Executive Officer by the closing market price of our common stock on the NYSE on July 31, 2018 (the last trading day of our fiscal year), which was $198.26 per share.

(2)

This restricted stock unit award vests as to 1/7th of the restricted stock units on June 7, 2019 and the remaining restricted stock units shall vest in equal increments each quarter thereafter with full vesting occurring on June 7, 2025.

(3)

This restricted stock unit award vests as to 25% of the restricted stock units on June 18, 2019 and the remaining restricted stock units shall vest in equal increments each quarter thereafter with full vesting occurring on June 18, 2022.

(4)	This stock option is subject to performance-based vesting. See “Compensation Arrangements with Mr. Arora” for a description of the performance metrics.
(5)	This restricted stock unit award vests quarterly over a 4-year period in equal increments with full vesting occurring on October 20, 2021.
(6)

After achievement of a specific performance metric, this performance-based stock unit award vests as to the units that have become eligible to vest in equal quarterly increments over a 4-year period with full vesting occurring on October 20, 2021.

(7)

This restricted stock award vests as to 25% of the shares on October 20, 2018 and the remaining shares vest in equal increments each quarter in years 3 and 4 with full vesting occurring on October 20, 2020.

(8)

This performance stock award vests as to 25% of the shares that have become eligible to vest on October 20, 2018 and the remaining shares that have become eligible to vest will vest in equal increments each quarter in years 3 and 4 with full vesting occurring on October 20, 2020.

(9)	This restricted stock award vested as to 33% of the shares on November 20, 2016 and the remaining shares vest in equal increments each quarter thereafter with full vesting on November 20, 2018.
(10)	This stock option is fully vested.
(11)

This restricted stock unit award vests as to 18.75% of the restricted stock units in equal quarterly increments until October 20, 2018, as to 31.25% of the restricted stock units in equal quarterly increments thereafter until October 20, 2020, and as to 18.75% of the restricted stock units in equal quarterly increments thereafter with full vesting on October 20, 2021.

(12)

After achievement of a specified performance metric, this performance-based stock unit award vests as to 18.75% of the units that have become eligible to vest in equal quarterly increments until October 20, 2018, as to 31.25% of the units that have become eligible to vest in equal quarterly increments thereafter until October 20, 2020, and as to 18.75% of the units that have become eligible to vest in equal quarterly increments thereafter with full vesting on October 20, 2021.

(13)

This restricted stock award vests as to 12% of the shares on October 20, 2017, as to 12% of the shares in equal quarterly increments until October 20, 2018, and as to the remaining 76% of the shares in equal quarterly increments until October 20, 2020.

(14)

After achievement of a specified performance metric, this performance stock award vests as to 12% of the shares that have become eligible to vest on October 20, 2017, as to 12% of the shares that have become eligible to vest in equal quarterly increments until October 20, 2018, and as to the remaining 76% of the shares that have become eligible to vest in equal quarterly increments until October 20, 2020.

(15)

This restricted stock award vested as to 1/7th of the shares covered by the award on November 20, 2016 and the remaining shares vest in equal increments each quarter thereafter with full vesting on November 20, 2018.

(16)	This restricted stock unit award vests quarterly over a 4-year period with full vesting on November 22, 2021.
(17)

After achievement of a specified performance metric, this performance stock unit award vests as to the units that have become eligible to vest in equal quarterly increments over a 4-year period with full vesting on November 22, 2021.

(18)	This restricted stock unit award vests in equal quarterly increments over a 4-year period with full vesting on July 20, 2021.
(19)

This restricted stock unit award vested as to 25% of the restricted stock units on October 20, 2017 with the remaining restricted stock units vesting in equal quarterly increments with full vesting on October 20, 2020.

(20)

This restricted stock unit award vested as to 33% of the restricted stock units on July 28, 2017 with the remaining restricted stock units vesting in equal quarterly increments with full vesting on July 28, 2019.

(21)

This restricted stock unit award vested as to 33% of the restricted stock units on November 20, 2016 with the remaining restricted stock units vesting in equal quarterly increments with full vesting on November 2, 2018.

(22)

This restricted stock unit award vests as to 20% of the restricted stock units in equal quarterly increments until October 20, 2018, as to 40% of the restricted stock units in equal quarterly increments thereafter until

October 20, 2019, and as to 40% of the restricted stock units in equal quarterly increments thereafter with full vesting on October 20, 2021.
(23)

After achievement of a specified performance metric, this performance-based stock unit award vests as to 20% of the stock units that have become eligible to vest in equal quarterly increments until October 20, 2018, as to 40% of the stock units that have become eligible to vest in equal quarterly increments thereafter until October 20, 2019, and as to 40% of the stock units that have become eligible to vest in equal quarterly increments thereafter with full vesting on October 20, 2021.

(24)

This restricted stock award vested as to 1/6th of the shares on October 20, 2017, as to 1/6th of the shares in equal quarterly increments thereafter until October 20, 2018 and as to the remaining shares in equal quarterly increments thereafter with full vesting on October 20, 2020.

(25)

This performance stock award vested as to 1/6th of the shares that became eligible to vest on October 20, 2017, as to 1/6th of the shares that became eligible to vest in equal quarterly increments thereafter until October 20, 2018 and as to the remaining shares that became eligible to vest in equal quarterly increments thereafter with full vesting on October 20, 2020.

(26)	This restricted stock award as to 33% of the shares on November 20, 2016 with the remaining shares vesting in equal quarterly increments thereafter with full vesting on November 2, 2018.
(27)

This restricted stock unit award vests as to 25% of the restricted stock units in equal quarterly increments until October 20, 2018, as to 37.5% of the restricted stock units in equal quarterly increments thereafter until October 20, 2019, as to 25% of the restricted stock units in equal quarterly increments thereafter until October 20, 2020, and as to 12.5% of the restricted stock units in equal quarterly increments thereafter with full vesting on October 20, 2021.

(28)

After achievement of a specified performance metric, this performance-based stock unit award vests as to 25% of the units that have become eligible to vest in equal quarterly increments until October 20, 2018, as to 37.5% of the units that have become eligible to vest in equal quarterly increments thereafter until October 20, 2019, as to 25% of the units that have become eligible to vest in equal quarterly increments thereafter until October 20, 2020, and as to 12.5% of the units that have become eligible to vest in equal quarterly increments thereafter with full vesting on October 20, 2021.

(29)

This restricted stock award vested as to 12% of the shares on October 20, 2017 with 12% of the remaining shares vesting in equal quarterly increments thereafter until October 20, 2018 and the remaining shares thereafter to vest in equal quarterly increments thereafter with full vesting on October 20, 2020.

(30)

This performance stock award vested as to 12% of the shares that became eligible to vest on October 20, 2017 with 12% of the remaining shares that became eligible to vest scheduled to vest in equal quarterly increments thereafter until October 20, 2018 and the remaining shares that became eligible to vest thereafter to vest in equal quarterly increments thereafter with full vesting on October 20, 2020.

(31)

This restricted stock award vested as to 12% of the shares on November 20, 2016, as to 40% of the shares in equal quarterly increments thereafter until November 20, 2017, and as to the remaining shares in equal quarterly increments thereafter with full vesting on November 20, 2018.

(32)	Mr. Tomlinson resigned from our company effective November 22, 2017.

Fiscal 2018 Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options and the vesting of stock awards by our Named Executive Officers during our fiscal year ended July 31, 2018.

Named Executive Officer	Option Awards— Number of Shares Acquired on Exercise (#)	Option Awards— Value Realized on Exercise ($) (1)	Stock Awards— Number of Shares Acquired on Vesting (#)	Stock Awards— Value Realized on Vesting ($) (2)
Mr. Arora	—	—	—	—
Mr. McLaughlin	211,911	34,441,453	169,117	26,462,557
Mr. Anderson	—	—	117,264	18,513,798
Ms. Bonanno	—	—	21,424	3,550,670
Mr. Bonvanie	—	—	44,317	7,018,696
Mr. Klarich	—	—	79,583	13,014,576
Mr. Tomlinson	—	—	35,823	5,137,519

(1)

Based on the market price of our company’s common stock on the date of exercise less the option exercise price paid for those shares, multiplied by the number of shares for which the option was exercised.

(2)	Based on the market price of our company’s common stock on the vesting date, multiplied by the number of shares vested.

We did not sponsor any defined benefit pension or other actuarial plan for our Named Executive Officers during our fiscal year ended July 31, 2018.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our Named Executive Officers during our fiscal year ended July 31, 2018.

Executive Employment Agreements

We have entered into employment offer letters with each of our Named Executive Officers (other than Mr. Zuk) in connection with his or her commencement of employment with us.

In connection with Mr. McLaughlin’s resignation as our Chief Executive Officer, we entered into a new offer letter with Mr. McLaughlin on May 31, 2018. Additionally, in December 2011, we entered into confirmatory new employment agreements with Messrs. Zuk and Bonvanie to achieve consistency in the employment terms and conditions of our then-serving executive officers.

Each of our Named Executive Officers is eligible to receive certain severance payments and/or benefits in connection with his or her termination of employment under various circumstances, including following a change in control, pursuant to written severance and change in control arrangements.

For a summary of the material terms and conditions of these arrangements, as well as an estimate of the potential payments and/or benefits payable to our Named Executive Officers under these arrangements, see the description below and the section titled “—Potential Payments Upon Termination or Change in Control” below. The estimated potential severance payments and/or benefits payable to each Named Executive Officer in the event of termination of employment as of July 31, 2018, pursuant to the arrangements under the employment agreements, are described below.

The actual amounts that would be paid or distributed to our Named Executive Officers as a result of one of the termination events occurring in the future may be different than those presented below as many factors will affect the amount of any payments and/or benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the Named Executive Officer’s base salary and the market price of our common stock. Although we have entered into written arrangements to provide severance payments and/or benefits to our Named Executive Officers in connection with a termination of employment under particular circumstances, we or an acquirer may mutually agree with the Named Executive Officers on severance terms that vary from those provided in these pre-existing arrangements. Finally, in addition to the amounts presented below, each Named Executive Officer would also be able to exercise any previously-vested stock options that he or she held. For more information about the Named Executive Officers outstanding equity awards as of July 31, 2018, see the section titled “—Fiscal 2018 Outstanding Equity Awards at Fiscal Year-End.”

Along with the severance payments and/or benefits described in a Named Executive Officer’s individual severance and change in control arrangement, they are eligible to receive any benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with those plans and policies.

Termination of Employment Unrelated to a Change in Control

Mr. Arora. In the event of an involuntary termination of employment (a termination of employment by us without “cause”), at any time before a “change in control” or more than 12 months following a “change in control,” then Mr. Arora will be entitled to receive:

•	continued payment of his then-current base salary for a period of 12 months and reimbursement of 12 months of CORBA premiums; and

•	accelerated vesting of the Time-Based RSUs, Investment RSUs and Eligible Option Shares for shares that would vest through the date 12 months after termination of employment.

Mr. McLaughlin. In the event of an involuntary termination (a termination of employment by us without “cause”), then Mr. McLaughlin will be eligible to receive twenty-four months accelerated vesting of his then-outstanding time based equity awards, subject to his signing a release of claims.

Ms. Bonanno and Mr. Anderson. In the event of an involuntary termination of employment (a termination of employment by us without “cause”), at any time before a “change in control” or more than 24 months following a “change in control,” provided that the executive officer executes an appropriate release and waiver of claims, Ms. Bonanno and Mr. Anderson would be eligible to receive:

•	continued payment of base salary as in effect as of the date of termination for a period of six months; and

•	a lump sum cash payment equal to the amount payable for premiums for continued COBRA benefits for a period of six months.

Termination of Employment—Other Named Executive Officers. None of the remaining Named Executive Officers are eligible to receive any specific payments or benefits in the event of an involuntary termination of employment unrelated to a change in control.

Termination of Employment in Connection with a Change in Control

Mr. Arora. In the event of an involuntary termination of employment (a termination of employment by us or our successor without “cause or a termination of employment for “good reason”) within 12 months following a “change in control,” provided that Mr. Arora executes an appropriate release and waiver of claims, Mr. Arora will be entitled to receive:

•	a lump sum payment equal to his then-current annual base salary;

•	100% of his incentive compensation for that fiscal year;

•	reimbursement of 12 months of COBRA premiums;

•

accelerated vesting of his time-based RSUs and Investment RSUs as to the greater of: (x) 50% of unvested shares or (y) shares that would vest through the date 24 months after termination of employment; and

•	accelerated vesting of 100% of his Eligible Option Shares subject to the Performance Option

Messrs. Bonvanie and Klarich. In the event of an involuntary termination of employment (a termination of employment by us without “cause” or a termination of employment for “good reason”) within 12 months following a “change in control,” provided that the executive officer executes an appropriate release and waiver of claims, Messrs. Bonvanie and Klarich would each be eligible to receive:

•	a lump sum cash payment equal to 12 months of his base salary as in effect as of the date of termination;

•	a lump sum cash payment equal to 100% of his target incentive payment for that fiscal year;

•	a lump sum cash payment equal to the amount payable for premiums for continued COBRA benefits for a period of 12 months; and

•	accelerated vesting of the greater of (i) 12 months vesting of his then outstanding time-based equity awards, or (ii) 50% of his then outstanding, time-based equity awards.

Ms. Bonanno and Mr. Anderson. In the event of an involuntary termination of employment (a termination of employment by us without “cause” or a termination of employment for “good reason”) within 24 months following a “change in control,” provided that the executive officer executes an appropriate release and waiver of claims, Ms. Bonanno and Mr. Anderson would each be eligible to receive:

•	a lump sum cash payment equal to her or his annual base salary as in effect as of the date of termination;

•	a lump sum cash payment equal to 100% of her or his target incentive payment for that fiscal year;

•	a lump sum cash payment equal to the amount payable for premiums for continued COBRA benefits for a period of 12 months; and

•	24 months of accelerated vesting of her or his then-outstanding, time-based equity awards.

Applicable Definitions. Generally, for purposes of the foregoing provisions, a “change in control” means:

•	the sale or other disposition of all or substantially all of our assets;

•

any sale or exchange of our capital stock by stockholders in a transaction or series of related transactions where more than 50% of the outstanding voting power of our company is acquired by a person or entity or group of related persons or entities;

•

any reorganization, consolidation, or merger of our company where our outstanding voting securities immediately before the transaction represent or are converted into less than 50% of the outstanding voting power of the surviving entity (or its parent organization) immediately after the transaction; or

•	the consummation of the acquisition of 51% or more of our outstanding stock pursuant to a tender offer validly made under any state or federal law (other than a tender offer by us).

Generally, for purposes of the foregoing provisions, “cause” is limited to:

•	conviction of any felony or any crime involving moral turpitude or dishonesty;

•	participation in intentional fraud or an act of willful dishonesty against us;

•	willful breach of our policies that materially harms us;

•	intentional damage of a substantial amount of our property;

•	willful and material breach of the Named Executive Officer’s employment offer letter, employment agreement or his employee invention assignment and confidentiality agreement; or

•

a willful failure or refusal in a material respect to follow the lawful, reasonable policies or directions of us as specified by our board of directors or Chief Executive Officer after being provided with notice of such failure, which failure is not remedied within 30 days after receipt of written notice from us.

Generally, for purposes of the foregoing provisions, “good reason” means a resignation within 12 months following the occurrence, without the Named Executive Officer’s written consent, of one or more of the following:

•

there is a material reduction in the Named Executive Officer’s authority, status, obligations, or responsibilities, provided that, for Messrs. Bonvanie and Anderson, following a “change in control,” a change in title alone will not constitute a material reduction;

•

there is a reduction in the Named Executive Officer’s total annual compensation of more than 10% unless such reduction is no greater (in percentage terms) than compensation reductions imposed on substantially all of our employees pursuant to a directive of our board of directors;

•	any failure by us to pay the Named Executive Officer’s base salary;

•	the relocation of the principal place of our business to a location that is more than a specified number of miles further away from the Named Executive Officer’s home than our current location.

A resignation for “good reason” will not be deemed to have occurred unless the Named Executive Officer gives us written notice of one of the above conditions within 90 days of its occurrence, and we fail to remedy the condition within 30 days of receipt of such notice.

Potential Payments Upon Termination or Change in Control

Termination of Employment Unrelated to a Change in Control

		Value of Accelerated Equity Awards ($)			Value of Continued Health Care Coverage Premiums ($)
Named Executive Officer	Salary Continuation ($)	Restricted Stock and Restricted Stock Units (1)	Options			Total ($)
Mr. Arora	1,000,000	14,584,353	—	(2)	28,696	15,613,049
Mr. McLaughlin	—	13,693,025	—		28,366	13,721,899
Mr. Anderson	387,500	—	—		14,348	401,848
Ms. Bonanno	212,500	—	—		10,064	222,564

(1)

The amounts reported in the table reflect the aggregate market value of the unvested shares of our common stock underlying outstanding restricted stock awards and restricted stock unit awards. The aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock awards or outstanding restricted stock unit awards at July 31, 2018, that would become vested by (ii) $198.26 (the closing market price of our common stock on the NYSE on July 31, 2018, the last trading day in the fiscal year ended July 31, 2018).

(2)

The exercise price of these options was greater than the closing market price of our common stock on the NYSE on July 31, 2018, the last trading day in the fiscal year ended July 31, 2018 and therefore these options would have had no value if accelerated on the last day of the fiscal year.

Termination of Employment in Connection with a Change in Control

	Salary Continuation ($)	Target Annual Cash Bonus ($)	Value of Accelerated Equity Awards ($)			Value of Continued Health Care Coverage Premiums ($)	Total ($)
Named Executive Officer			Restricted Stock and Restricted Stock Units (1)	Options
Mr. Arora(2)	1,000,000	1,000,000	32,724,201	—	(2)	28,696	34,752,897
Mr. McLaughlin	—	—	13,693,025	—		28,366	13,721,899
Mr. Anderson	775,000	465,000	16,613,197	—		28,696	17,881,893
Ms. Bonanno	425,000	255,000	1,873,557	—		20,128	2,573,685
Mr. Bonvanie	400,000	200,000	3,678,714	—		28,366	4,307,080
Mr. Klarich	550,000	275,000	12,640,661	—		28,366	13,494,027
Mr. Tomlinson	—	—	—	—		—	—

(1)

The amounts reported in the table reflect the aggregate market value of the unvested shares of our common stock underlying outstanding restricted stock awards and restricted stock unit awards. The aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock awards or outstanding restricted stock unit awards at July 31, 2018, that would become vested by (ii) $198.26 (the closing market price of our common stock on the NYSE on July 31, 2018, the last trading day in the fiscal year ended July 31, 2018).

(2)

The exercise price of these options was greater than the closing market price of our common stock on the NYSE on July 31, 2018, the last trading day in the fiscal year ended July 31, 2018 and therefore these options would have had no value if accelerated on the last day of the fiscal year.

Equity Compensation Plan Information

The following table provides information as of July 31, 2018, with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($) (2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders (1)	8,972,848	$109.12	12,117,720
Equity compensation plans not approved by stockholders	—	—	—
Total	8,972,848		12,117,720

(1)

Includes the following plans: the 2012 Plan, 2005 Equity Incentive Plan and 2012 Employee Stock Purchase Plan (“2012 ESPP”). Our 2012 Plan provides that on the first day of each fiscal year commencing in fiscal year 2014, the number of shares authorized for issuance under the 2012 Plan is automatically increased by a number equal to the lesser of (i) 8,000,000 shares of common stock, (ii) four and one half percent (4.5%) of the aggregate number of shares of common stock outstanding on the last day of the preceding fiscal year, or (iii) such number of shares that may be determined by our board of directors. Our 2012 ESPP provides that on the first day of each fiscal year commencing in fiscal year 2014 the number of shares authorized for issuance under the 2012 ESPP is automatically increased by a number equal to the lesser of (i) 2,000,000 shares of common stock, (ii) one percent (1.0%) of the aggregate number of shares of common stock outstanding on such date, or (iii) an amount determined by our board of directors or a duly authorized committee of our board of directors.
(2)	The weighted average exercise price does not take into account outstanding restricted stock, PSUs or RSUs, which have no exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 30, 2018 for:

•	each of our directors and nominees for director;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 94,225,442 shares of our common stock outstanding at September 30, 2018. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options held by the person that are currently exercisable or exercisable (or issuable upon vesting of restricted stock units) within 60 days of September 30, 2018. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, California 95054. The information provided in the table below is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Number of Shares	Percent of Shares Outstanding
5% Stockholders:
The Vanguard Group (1)	7,464,729	7.9%
Named Executive Officers and Directors:
Nikesh Arora (2)	95,650	*
Mark D. McLaughlin (3)	748,130	*
Mark Anderson (4)	124,251	*
Kathleen Bonanno (5)	3,000	*
René Bonvanie (6)	29,308	*
Lee Klarich (7)	306,435	*
Steffan C. Tomlinson (8)	102,285
Frank Calderoni (9)	9,730	*
Asheem Chandna (10)	109,970	*
John M. Donovan (11)	24,268	*
Carl Eschenbach (12)	5,314	*
James J. Goetz (13)	411,904	*
Mary Pat McCarthy (14)	5,991	*
Stanley J. Meresman (15)	1,376	*
Sridhar Ramaswamy (16)	2,439	*
Daniel J. Warmenhoven (17)	25,499	*
Nir Zuk (18)	1,412,734	1.5%
All current directors and executive officers as a group (17 Persons) (19)	2,910,727	3.1%

*	Represents beneficial ownership of less than one percent (1%).
(1)

According to a Schedule 13G/A filed with the SEC on February 9, 2018, (i) The Vanguard Group, Inc. (“Vanguard”), as investment advisor, has sole voting power with respect to 71,432 of the reported shares, shared voting power with respect to 20,166 of the reported shares, sole dispositive with respect to 7,374,300 of the reported shares and shared dispositive power with respect to 90,429 of the reported shares; (ii) Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 43,749 shares of the reported shares as a result of its serving as investment manager of collective trust accounts; and (iii) Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 73,749 shares of the reported shares as a result of its serving as investment manager of Australian investment offerings. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(2)	Consists of 95,650 shares held of record by Mr. Arora.
(3)

Consists of (i) 255,591 shares held of record by Mr. McLaughlin; (ii) 51,911 shares held of record by GRAT, for which Mr. McLaughlin serves as a trustee; (iii) 438,024 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2018; and (iv) 2,604 shares of common stock issuable upon the vesting of restricted stock units within 60 days.

(4)

Consists of (i) 59,200 shares held of record by Mr. Anderson; (ii) 63,750 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2018; and (iii) 1,301 shares of common stock issuable upon the vesting of restricted stock units within 60 days of September 30, 2018.

(5)	Consists of (i) 174 shares held of record by Ms. Bonanno; and (ii) 2,826 shares issuable upon the vesting of restricted stock units within 60 days of September 30, 2018.
(6)	Consists of (i) 29,308 shares held of record by Mr. Bonvanie; and (ii) 868 shares issuable upon the vesting of restricted stock units within 60 days of September 30, 2018.
(7)	Consists of (i) 304,700 shares held of record by Mr. Klarich; and (ii) 1,735 shares issuable upon the vesting of restricted stock units within 60 days of September 30, 2018.
(8)	Consists of 102,285 shares held of record by Mr. Tomlinson according to his Form 4 filed with the SEC on November 22, 2017.
(9)	Consists of 9,730 shares held of record by Mr. Calderoni.
(10)	Consists of (i) 5,938 shares held of record by Mr. Chandna; and (ii) 104,032 shares held of record by the Chandna Family Revocable Trust DTD 4/13/98.
(11)	Consists of (i) 4,780 shares held of record by Mr. Donovan; and (ii) 19,488 shares held of record by SRJ Norway Partners LP, for which Mr. Donovan serves as the general partner.
(12)	Consists of 5,314 shares held of record by Mr. Eschenbach.
(13)	Consists of (i) 397,290 shares held of record by Mr. Goetz; and (ii) 14,614 shares held of record by the Goetz Children’s Trust 4/24/1998.
(14)	Consists of (i) 5,451 shares held of record by Ms. McCarthy; and (ii) 540 shares issuable upon the vesting of restricted stock units within 60 days of September 30, 2018.
(15)	Consists of 1,376 shares held of record by Mr. Meresman.
(16)	Consists of 2,439 shares held of record by Mr. Ramaswamy.
(17)	Consists of 25,499 shares held of record by Mr. Warmenhoven as Trustee of the Dan Warmenhoven Tr Ua 12/16/1987 The Warmenhoven 1987 Revocable Trust.
(18)

Consists of (i) 1,101,890 shares held of record by Mr. Zuk; (ii) 294,976 shares held by the Zuk 2016 Grantor Retained Annuity Trust (GRAT) dated June 17, 2016, for which Mr. Zuk serves as a trustee; (iii) 15,000 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2018; and (iv) 868 shares of common stock issuable upon the vesting of restricted stock units within 60 days of September 30, 2018.

(19)

Consists of (i) 2,381,241 shares beneficially owned by the current directors and executive officers; (ii) 516,774 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2018; and (iii) 12,712 shares of common stock issuable upon the vesting of restricted stock units within 60 days of September 30, 2018.

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, nominees for director, executive officers, or beneficial holders of more than 5% of any class of our outstanding capital stock had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Employment Arrangements and Indemnification Agreements

We have entered into employment arrangements with certain current and former executive officers. See the section titled “Discussion of our Fiscal 2018 Executive Compensation Program—Executive Employment Agreements.”

We have also entered into indemnification agreements with our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Monica Anderson, the daughter of Mark Anderson, our President, is employed by us as a Territory Sales Manager. Her annual salary and other cash compensation is approximately $100,000, and she receives benefits consistent with other employees serving in the same capacity. In addition, she received a grant of 166 RSUs during our fiscal year ended July 31, 2018.

Sander Bonvanie, the son of Rene Bonvanie, our Chief Marketing Officer, is employed by us as Production Artist/Assistant. His annual salary and other cash compensation is approximately $80,000, and he receives benefits consistent with other employees serving in the same capacity. In addition, he received a grant of 166 RSUs during our fiscal year ended July 31, 2018.

Transactions with AT&T Inc., Anaplan, Inc., Google Inc. and Sequoia Operations LLC

Mr. Donovan, one of our independent directors, is an executive officer at AT&T. Since the beginning of our last fiscal year through October 15, 2018, both directly and through our channel partners, we have sold an aggregate of approximately $29.7 million of products and services to AT&T and have purchased an aggregate of approximately $0.1 million of AT&T products and services, all in arm’s length transactions. Mr. Calderoni, one of our independent directors, is an executive officer at Anaplan. Since the beginning of our last fiscal year through October 15, 2018, both directly and through our channel partners, we have sold an aggregate of approximately $0.7 million of products and services to Anaplan and have purchased an aggregate of approximately $0.4 million of Anaplan products and services, all in arm’s length transactions. Mr. Ramaswamy, one of our independent directors, was an executive at Google until October 2018. Since the beginning of our last fiscal year through October 15, 2018, we have purchased an aggregate of approximately $7.4 million of Google products and services, all in arm’s length transactions. Messrs. Eschenbach and Goetz, is each an independent director, and are a partner or member of Sequoia. Since the beginning of our last fiscal year through October 15, 2018, both directly or through our channel partners, we have sold an aggregate of approximately $0.2 million of products and services to Sequoia Capital, all in arm’s length transactions.

Additionally, none of Messrs. Donovan, Calderoni, Ramaswamy, Eschenbach or Goetz take part in the discussion of transactions with AT&T, Anaplan, Google, or Sequoia, respectively, when such transactions are reviewed by our board of directors. Additionally, AT&T expects its 2018 net capital expenditures to be in the

$22 billion range. AT&T’s purchases of our products and services, which totaled $29.7 million since the beginning of our last fiscal year through October 15, 2018, are not material to either us or AT&T. All transactions with AT&T, Anaplan, Google and Sequoia are subject to our rigorous related party transactions review process and policy, as further described below.

Policies and Procedures for Related Party Transactions

Our audit committee has the primary responsibility for reviewing and approving or ratifying transactions with related parties.

We have a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our capital stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, is not permitted to enter into a related party transaction with us without the consent of our audit committee, subject to the exceptions described below. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Our audit committee has determined that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares and the aggregate amount involved does not exceed the greater of $500,000 or 2% of our company’s total annual revenues, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended July 31, 2018, all Section 16(a) filing requirements were satisfied on a timely basis.

Fiscal Year 2018 Annual Report and SEC Filings

Our financial statements for our fiscal year ended July 31, 2018, are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at www.paloaltonetworks.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, California 95054.

*        *        *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Santa Clara, California

October 22, 2018

PALO ALTO NETWORKS, INC. 3000 TANNERY WAY SANTA CLARA, CA 95054 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Standard Time on December 6, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Standard Time on December 6, 2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E52183-P13438 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY PALO ALTO NETWORKS, INC. The Board of Directors recommends you vote FOR proposals 1, 2, and 3, and for “1 year” on proposal 4. 1. Election of Class I Directors For Withhold Nominees: 1a. John M. Donovan 1b. Mary Pat McCarthy 1c. Nir Zuk For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2019. 3. To approve, on an advisory basis, the compensation of our named executive officers. 1 Year 2 Years 3 Years Abstain 4. To approve, on an advisory basis, the frequency of holding future advisory votes on executive compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E52184-P13438 PROXY PALO ALTO NETWORKS, INC. Proxy For Annual Meeting of Stockholders December 7, 2018 at 10:00 AM The undersigned stockholder of Palo Alto Networks, Inc., a Delaware corporation (“Palo Alto Networks”), hereby appoints Nikesh Arora and Jeffrey C. True, or either of them, proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Palo Alto Networks to be held on Friday, December 7, 2018 at 10:00 a.m. Pacific Standard Time at Palo Alto Networks’ headquarters located at 3000 Tannery Way, Santa Clara, CA 95054 and at any adjournment or postponement thereof, and to vote all shares of common stock of Palo Alto Networks held of record by the undersigned at the close of business on October 15, 2018, as hereinafter specified upon the proposals on the reverse side. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PALO ALTO NETWORKS. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES, “FOR” PROPOSALS 2 AND 3, AND FOR “1 YEAR” ON PROPOSAL 4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. Continued and to be signed on reverse side